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CIGNA Corporation
Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192-1550

March 19, 2009

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	3:30 p.m. on Wednesday, April 22, 2009.
PLACE:	Pennsylvania Academy of Fine Arts Samuel M.V. Hamilton Auditorium 118 – 128 North Broad Street Philadelphia, Pennsylvania
ITEMS OF BUSINESS:	• Elect four directors for terms expiring in April 2012.
• Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2009.
• Consider any other business properly brought before the meeting.
RECORD DATE:	Friday, February 27, 2009. CIGNA shareholders of record at the close of business on that date are entitled to vote at the meeting.
PROXY VOTING:	Your vote is important, even if you do not own many shares. We urge you to mark, date, sign and return the enclosed proxy/voting instruction card or, if you prefer, to vote by telephone or by using the Internet.
H. EDWARD HANWAY Chairman and Chief Executive Officer

By order of the Board of Directors,
NICOLE S. JONES Corporate Secretary and Deputy General Counsel

CIGNA CORPORATION
2009 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

CIGNA CORPORATION

Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192-1550

CIGNA is providing these proxy materials in connection with its 2009 annual meeting of shareholders. This proxy statement, the accompanying proxy card and CIGNA’s 2008 Annual Report on Form 10-K were first mailed to shareholders on or about Thursday, March 19, 2009. As used in this proxy statement, “CIGNA” and the “Company” may refer to CIGNA Corporation itself, one or more of its subsidiaries, or CIGNA Corporation and its consolidated subsidiaries.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2009.

This proxy statement and CIGNA’s Annual Report to shareholders are available at
http://www.cigna.com/about us/investor relations/recent disclosures.html.

ABOUT THE ANNUAL MEETING

Why did I receive this proxy statement?

You are receiving a proxy statement because you owned shares of CIGNA common stock on Friday, February 27, 2009, the record date, and that entitles you to vote at the annual meeting. The Board of Directors of CIGNA Corporation is soliciting your proxy to vote at the scheduled 2009 annual meeting or at any later meeting should the scheduled annual meeting be adjourned or postponed for any reason.

Your proxy will authorize specified people—called proxies—to vote on your behalf at the annual meeting. By use of a proxy, you can vote, whether or not you attend the meeting. This proxy statement describes the matters on which CIGNA would like you to vote, provides information on those matters, and provides information about CIGNA that must be disclosed when your proxy is solicited.

What will I be voting on?

•	Election of four directors for terms expiring in April 2012 (see page 7).

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009 (see page 19).

What are the Board of Directors’ recommendations?

The Board recommends a vote:

•	for the election of the director nominees; and

•	for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will come before the shareholders during the annual meeting. The chairman of the meeting may refuse to allow presentation of a proposal or a nomination for the Board from the floor at the annual meeting if the proposal or nomination was not properly submitted. CIGNA’s 2008 proxy statement described the requirements for properly submitting proposals and nominations from the floor at this year’s annual meeting. The requirements are similar to those described on page 71 for the 2010 annual meeting. The proxies will vote for or against other matters that come before the annual meeting as those persons deem advisable.

How many votes can be cast by all shareholders?

Each share of CIGNA common stock is entitled to one vote on each of the four directors to be elected and one vote on each other matter that is properly presented at the annual meeting. We had 270,934,706 shares of common stock outstanding and entitled to vote on Friday, February 27, 2009.

How many votes must be present to hold the annual meeting?

At least two-fifths of the issued and outstanding shares entitled to vote, or 108,373,882 votes, present in person or by proxy, are needed to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting. This will help us know that enough votes will be present to hold the meeting.

How many votes are needed to approve each proposal?

•	The number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee for that nominee to be elected to the Board.

•	The affirmative vote of a majority of the issued and outstanding stock of the Company must be cast in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

What if I vote to “abstain?”

A vote to “abstain” as to the election of directors will have no effect on the outcome of that proposal. A vote to “abstain” as to the ratification of the appointment of PricewaterhouseCoopers LLP will have the effect of a vote against. However, in either case, your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

How do I vote if I hold shares as a record holder?

If your name is registered on CIGNA’s shareholder records as the owner of shares, you are the “record holder.” If you hold shares as a record holder, there are four ways that you can vote your shares.

•	Over the Internet. Vote at http://www.proxyvoting.com/ci. The Internet voting system is available 24 hours a day until 11:59 p.m. E.D.T. on Tuesday, April 21, 2009. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

•	By telephone. Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. E.D.T. on Tuesday, April 21, 2009. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

•	By mail. Mark your voting instructions on the proxy card, and sign and date it. Then, return the proxy card in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before the polls close at the meeting on Wednesday, April 22, 2009.

•	In person. Attend the annual meeting, or send a personal representative with an appropriate proxy, in order to vote.

How do I vote if a bank, broker, or other nominee holds my shares?

If you hold shares in “street name,” that means a bank, broker or other nominee is actually the record holder entitled to vote those shares under New York Stock Exchange rules. In this case, follow the voting instructions you receive from the record holder. If you want to vote in person at the annual meeting, you must obtain in advance of the meeting a legal proxy from the bank, broker or other nominee that holds your shares and bring that proxy to the meeting.

If you do not submit voting instructions to your bank, broker or other nominee, the institution may still be permitted to vote your shares. It will have discretionary authority to vote on the election of directors and ratification of the appointment of PricewaterhouseCoopers LLP.

How do I vote if my CIGNA shares are held by Mellon Investor Services in my Employee Stock Accounts?

Employee Stock Accounts maintained by Mellon Investor Services hold restricted stock that has not yet vested, restricted stock that has vested, and shares acquired through an option exercise. If you have these kinds of shares, you should follow the rules above for voting shares held as a record holder.

Can I vote if I have money in the CIGNA Stock Fund of the CIGNA or Intracorp 401(k) plans?

If you have money invested in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan, the plan trustees have the legal authority to vote those shares. Under the plans, however, you have pass-through voting rights based on your interest in the CIGNA Stock Fund. You may exercise pass-through voting rights in almost the same way that record holders may vote their shares, but you have an earlier deadline. Specifically, you may vote over the Internet, by telephone, or by mail as described on page 4 but you may not vote in person at the annual meeting. Your voting instructions must be received by 11:59 p.m. E.D.T. on Friday, April 17, 2009, in order for the trustee to submit a proxy that reflects your instructions.

Your voting instructions will be kept confidential under the terms of the plans. If you do not give voting instructions (or they are received after 11:59 p.m. E.D.T. on Friday, April 17, 2009), the trustees will vote your interest in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan as instructed by CIGNA’s Corporate Benefit Plan Committee.

Can I change my vote?

Yes, if you are a record holder, you may:

•	Enter new instructions on either the telephone or Internet voting system before 11:59 p.m. E.D.T. on Tuesday, April 21, 2009.

•	Send a new proxy card with a later date than the card previously submitted. We must receive your new proxy card before the polls close at the meeting on Wednesday, April 22, 2009.

•	Write to the Corporate Secretary at the address listed on page 10. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Your letter must be received by the Corporate Secretary before the annual meeting begins on Wednesday, April 22, 2009.

•	Attend the annual meeting on Wednesday, April 22, 2009 and vote in person (or send a personal representative with an appropriate proxy).

If you hold your shares in street name, you may submit new voting instructions in the manner provided by your broker, bank or other holder of record.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	for the election of the director nominees; and

•	for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

Is my vote confidential?

If you want your vote to be confidential, you must indicate that when you submit your proxy. If you choose confidential voting, your voting records will not be disclosed to us except as required by law or in contested Board elections.

Who will count the votes?

Mellon Investor Services has been appointed Inspector of Election for the annual meeting. The Inspector will determine the number of shares outstanding and voting power of each, the shares represented at the annual meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

How do I attend the annual meeting? What do I need to bring?

If you are a shareholder of record, your admission card for the annual meeting is attached to your proxy card. You will need to bring your admission card with you to the meeting. Regardless of how you hold your shares, you must bring a valid photo ID to be admitted to the meeting. In addition, if you own shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee with you to the meeting so that we can verify your ownership of common stock and admit you to the meeting; however, you will not be able to vote your shares at the annual meeting without a legal proxy from the record holder as described on page 4.

Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Samuel M.V. Hamilton Auditorium.

Who pays for the proxy solicitation and how will CIGNA solicit votes?

CIGNA pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers, employees and agents by telephone, electronic or facsimile transmission or in person. We will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their related out-of-pocket expenses. In addition, we have engaged Georgeson Shareholder Communications, Inc. (Georgeson) to assist in soliciting proxies. CIGNA will pay Georgeson a fee of approximately $15,000 and reimburse Georgeson for its reasonable out-of-pocket expenses associated with this work.

How do I find out the annual meeting voting results?

The final voting results of the annual meeting will be published no later than Monday, August 10, 2009 in CIGNA’s second quarter 2009 report on Form 10-Q which will be available online at http://www.cigna.com/about us/investor relations/sec filings.html.

INFORMATION ABOUT ITEM 1. ELECTION OF DIRECTORS

At this meeting, four directors are seeking election for terms expiring in 2012. CIGNA’s Board is currently set at 12 and is divided into three classes, each with a three-year term.

All nominees have consented to serve, and the Board does not know of any reason why any would be unable to serve. If a nominee becomes unavailable or unable to serve before the annual meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute, proxies cast for the original nominee will be deemed cast for the substitute nominee.

The Board of Directors’ Nominees for Terms to Expire in April 2012

H. Edward Hanway (57) has been a Director of CIGNA since 1999. Mr. Hanway has served as Chairman of the Board of CIGNA since December 2000, Chief Executive Officer since January 2000, and President from 1999 until 2008. He has been associated with CIGNA since 1978. His term as a Director of CIGNA expires in 2009.

John M. Partridge (58) has been a Director of CIGNA since January 2009. Mr. Partridge has served as Chief Operating Officer of Visa Inc. (consumer credit company) and Interim President of VISA USA since July 2007. He joined VISA USA in October 1999 and has served as President and Chief Executive Officer of Inovant (a VISA subsidiary) since November 2000. His term as a Director of CIGNA expires in 2009.

James E. Rogers (61) has been a Director of CIGNA since 2007. Mr. Rogers has served as Chairman of Duke Energy Corporation (an electric power company) since 2007 and as the President, Chief Executive Officer and a director since 2006. He was formerly the Chairman, President and Chief Executive Officer of CINERGY Corp., (which merged with Duke Energy Corporation in 2006) from 1994 until 2006. Mr. Rogers is a Director of Applied Materials, Inc. His term as a Director of CIGNA expires in 2009.

Eric C. Wiseman (53) has been a Director of CIGNA since 2007. Mr. Wiseman has served as Chairman of VF Corporation (an apparel manufacturer) since August 2008, as Chief Executive Officer since January 2008, and as President and a Director since 2006. Prior to that he served as Chief Operating Officer of VF Corporation from 2006 to 2007; Executive Vice President, Global Brands from 2005 to 2006; Vice President and Chairman, Sportswear and Outdoor Coalitions from 2004 until 2005; and Vice President and Chairman, Global Intimates and Sportswear Coalition from 2003 until 2004. His term as a Director of CIGNA expires in 2009.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES LISTED ABOVE.

Directors Who Will Continue in Office

Robert H. Campbell (71) has been a Director of CIGNA since 1992. Mr. Campbell served as Chairman of Sunoco, Inc. (a domestic refiner and marketer of petroleum products) from 1992 until 2000, and as Chief Executive Officer from 1991 until 2000. Mr. Campbell is a Director of Vical, Inc. His term as a Director of CIGNA expires in 2010.

Isaiah Harris, Jr. (56) has been a Director of CIGNA since 2005. Mr. Harris served as President and Chief Executive Officer of AT&T Advertising & Publishing—East (formerly BellSouth Advertising & Publishing Group, a communications services company) from 2005 until 2007; as President, BellSouth Enterprises, Inc. from 2004 until 2005; and as President, BellSouth Consumer Services and Customer Markets Group from 2000 until 2004. Mr. Harris is a Director of Deluxe Corporation and a nominee to be an Independent Trustee of Wells Fargo Advantage Funds. His term as a Director of CIGNA expires in 2010.

Jane E. Henney, M.D. (61) has been a Director of CIGNA since 2004. Dr. Henney is a professor of Medicine at the University of Cincinnati College of Medicine. She served as Senior Vice President and Provost, Health Affairs at University of Cincinnati Academic Health Center (an educational institution) from 2003 until January 2008. Dr. Henney is a Director of AmerisourceBergen Corporation and AstraZeneca PLC. Her term as a Director of CIGNA expires in 2010.

Peter N. Larson (69) has been a Director of CIGNA since 1997. Mr. Larson served as Chairman and Chief Executive Officer of Brunswick Corporation (a producer of recreational consumer products) from 1995 until 2000. His term as a Director of CIGNA expires in 2011.

Roman Martinez IV (61) has been a Director of CIGNA since 2005. Mr. Martinez has been a private investor since 2003. Mr. Martinez is a Director of Alliant Techsystems Inc. and Bacardi Limited. His term as a Director of CIGNA expires in 2011.

Carol Cox Wait (66) has been a Director of CIGNA since 1995. Ms. Wait has been President of Boggs, Atkinson, Inc. (a real estate company) since 2003 and is also the General Manager for Artesia, Bellflower and Ramona Senior Centers, a Managing Member of Lakewood Towers LLC and Manager of VCB Bluebird LLC and VCB Palm LLC. Ms. Wait also served as a Director, President and Chief Executive Officer of the Committee for a Responsible Federal Budget (a bi-partisan, educational, non-profit organization) from 1981 until 2003. Her term as a Director of CIGNA expires in 2011.

Donna F. Zarcone (51) has been a Director of CIGNA since 2005. Ms. Zarcone is President and Chief Executive Officer of D. F. Zarcone & Associates LLC, a strategic advisory consulting firm. She served as the President and Chief Operating Officer of Harley-Davidson Financial Services, Inc. (a provider of wholesale and retail financing, insurance and credit card programs), a wholly-owned subsidiary of Harley-Davidson, Inc., from 1998 until 2006. Ms. Zarcone is a Director of Jones Apparel Group, Inc., a member of the Board of Managers of Wrightwood Capital, a privately held company, and is a Certified Public Accountant. Her term as a Director of CIGNA expires in 2010.

William D. Zollars (61) has been a Director of CIGNA since 2005. Mr. Zollars has served as Chairman, President and Chief Executive Officer of YRC Worldwide, Inc. (formerly Yellow Roadway Corporation, a holding company whose subsidiaries provide regional, national and international transportation and related services) since 1999. Mr. Zollars is a Director of ProLogis Trust and Cerner Corporation. His term as a Director of CIGNA expires in 2011.

CORPORATE GOVERNANCE

CIGNA Corporation’s Corporate Governance Policies

The Board and its committees regularly review their corporate governance policies and practices and recommend modifications to those policies and practices to implement developing best practices that the Board has determined are appropriate for CIGNA. Many of these policies and practices are embodied in the Board Practices and the charters of the Audit, Corporate Governance, Finance, and People Resources Committees. The Board Practices, committee charters and CIGNA’s Code of Ethics are posted at http://www.cigna.com/about_us/governance/index.html. They also are available in print to any shareholder who submits a written request to the Corporate Secretary at our principal executive offices at:

CIGNA Corporation
Two Liberty Place, TL17
1601 Chestnut Street
Philadelphia, PA 19192-1550

Board Structure and Composition

CIGNA’s By-Laws require the Board to have at least eight directors, but no more than 16. The Board and its Corporate Governance Committee (CGC) each periodically consider the appropriate size of the Board. There is a strong commitment to a Board composed principally of independent, non-employee Directors. CIGNA Corporation currently has one, and has never had more than two, employee directors.

Process and Criteria for Nominating Directors

Director Selection Policy and Criteria.  The CGC, in consultation with the Board, develops specific criteria to guide director searches. The criteria are as follows:

•	Directors should represent all shareholders.

•	Directors must be free of conflicts of interest.

•	Directors must possess good judgment and the ability to analyze complex business and public issues.

•	Directors must have demonstrated a high degree of achievement in their respective fields.

•	Diversity, in its many forms, is actively pursued.

•	Governing CIGNA effectively requires a wide range of capabilities and professional attributes, among them:

•	financial acumen;

•	insight into the process of developing employees, as well as developing and delivering high-quality products and services that respond directly to customer needs and expectations;

•	familiarity with channels of distribution;

•	awareness of consumer market trends;

•	insight into government relationships and processes;

•	familiarity with processes for developing and implementing effective human resources policies and practices; and

•	familiarity with the challenges of operating businesses in the international marketplace.

The chair of the CGC and other members of the Board, as appropriate, interview director candidates prior to the CGC making its recommendation to the Board in the case of a director vacancy or nomination of a candidate by shareholders.

The Board may nominate for election and appoint to vacant or new Board positions only persons who agree to adhere to the Company’s majority voting standard. The standard requires a director to tender his or her resignation to the Company in case of failure to achieve more “for” votes than “against” votes at any future meeting at which he or she faces an uncontested election. The Board has discretion to accept or reject the tendered resignation following the election.

That tender of resignation cannot be withdrawn unless the Board eliminates the majority voting standard. The CGC will act on an expedited basis to determine whether to accept the resignation and will submit the recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Consideration of Shareholder Suggestions for Director Selection.  The CGC is responsible for reviewing, advising and reporting to the Board regarding the Board’s membership and director selection. The CGC welcomes shareholder suggestions for Board nominees. Shareholders who wish the CGC to consider their suggestions for Board nominees should submit their suggestions together with appropriate biographical information and qualifications to the CGC. Correspondence may be addressed to:

Corporate Secretary
CIGNA Corporation
Two Liberty Place, TL17
1601 Chestnut Street
Philadelphia, PA, 19192-1550

The CGC generally considers nominees in October for the following annual meeting. Accordingly, suggestions for Board nominees should be submitted by October 1st to ensure consideration for the following annual meeting. Shareholder suggestions for Board nominees are evaluated using the same criteria described under “Director Selection Policy and Criteria” on page 10.

Third-Party Director Search Firm.  The CGC retains SpencerStuart, a third party search firm, to assist the CGC in identifying and evaluating candidates for Board membership who best match CIGNA’s director recruitment criteria as described on page 10. SpencerStuart played a key role in identifying many of the Company’s current directors as qualified candidates for Board membership, including Messrs. Partridge, Rogers and Wiseman.

Shareholder Communications to the Board

The Board maintains an address for receipt of shareholder and interested party communications. Shareholders and interested parties may contact the Board of Directors, the non-employee directors, or specific individual directors by writing to them at:

Director Access
Attn: Corporate Secretary
CIGNA Corporation
Two Liberty Place, TL17
1601 Chestnut Street
Philadelphia, PA 19192-1550

All communications other than routine commercial solicitations and opinion surveys will be compiled by the Corporate Secretary and periodically submitted to the Board or, if addressed only to individual directors, to such individual directors. The Corporate Secretary also will promptly advise the appropriate member of management of any concerns relating to CIGNA’s products or services, and the Corporate Secretary will notify the Board of the resolution of those concerns.

Other Board Practices

Limit on Directorships.  Each director who is also a chief executive officer of a public company should not serve on more than one public company board in addition to CIGNA’s Board and the board of his or her employer (for a total of three public company directorships). Each director who is not a chief executive officer of a public company should serve on no more than four boards of public companies in addition to CIGNA’s Board (for a total of five such directorships). CIGNA’s directors serving on October 24, 2007, the effective date of this provision of the Board Practices, have until October 24, 2012 to comply with this requirement.

Board Meetings.  The Board meeting schedule and agenda are developed with direct input from directors. The duration of each meeting varies as business needs dictate. The Board has the opportunity to meet in executive session without the Chief Executive Officer at the conclusion of every Board meeting and, at least twice a year, meets in an extended executive session without the Chief Executive Officer. In 2008, the independent directors met in executive session without the Chief Executive Officer at all of the in-person Board meetings.

Access to Management and Independent Advisors.  Independent directors have regular access to senior managers and employees. In addition, the Board and its committees are able to access and retain appropriate independent advisors as they deem necessary or appropriate.

Continuing Education and Self-Evaluation.  The Board and its committees regularly devote time to continuing director education. The Board is regularly updated on CIGNA’s businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect the Company. Directors are also encouraged to attend continuing education courses relevant to their service on CIGNA’s Board. Directors are reimbursed by CIGNA for expenses incurred in connection with such continuing education courses. The Board and each of its committees regularly discuss their performance, and annually conduct a self-assessment, and the CGC annually conducts a review of each individual director’s performance. On an ongoing basis, directors offer suggestions and alternatives intended to further improve Board performance.

Rotating Presiding Director Structure.  Each committee has a chairperson who is an experienced independent director. In order to maintain its balanced approach to governance, facilitate the effective functioning of the Board, and benefit from the skills, strengths and experience of its committee chairpersons, CIGNA has established a rotating presiding director structure whereby the chairperson of each committee presides over regularly scheduled non-management executive sessions of his or her committee meetings and, on a rotating basis, executive sessions of board meetings, determined by reference to the subject matter being discussed. Committee chairpersons regularly communicate with the staff officer assigned to his or her committee, and coordinate with their respective staff officers to develop meeting agendas and materials.

Resignation and Retirement.  If a director’s principal position at the time of appointment to the Board is discontinued, that director is required to tender his or her resignation to the CGC. The CGC will then recommend to the Board the action, if any, to be taken with respect to the resignation. In any event, a director is required to retire no later than the annual meeting of shareholders coinciding with or following his or her 72nd birthday.

Board of Directors and Committee Meetings, Membership, Attendance and Independence

Meetings and Membership.  The full Board held 12 meetings during 2008. From time to time, the Board or its committees act by unanimous written consent when it is impracticable for them to meet.

The following table shows the current membership, summary of responsibilities and number of meetings in 2008 for each of the committees. Additional information about the committees can be found in the committee charters which are posted at http://www.cigna.com/about_us/governance/committees.html.

			Number
			of
Committees	2008 Membership**	Primary Responsibilities	Meetings
Audit	R. H. Campbell* (Chair) J. E. Henney, M.D.* R. Martinez* E. C. Wiseman* D. F. Zarcone*	• Representing and assisting the Board in fulfilling its oversight responsibilities regarding the adequacy of internal controls, integrity of financial statements, compliance with legal requirements, adherence to ethical standards and review and evaluation of enterprise risk management. • Assessing qualification and independence of, appointing, compensating, overseeing the work of and removing, when appropriate, CIGNA’s independent registered public accounting firm.	10
Corporate Governance	C. C. Wait* (Chair) R. H. Campbell* I. Harris* J. E. Henney, M.D.* P. N. Larson* E. C. Wiseman*	• Reviewing, advising, and reporting to the Board regarding the Board’s membership, structure, organization, governance practices and performance. • Reviewing committee assignments annually. • Director selection and compensation, including developing specific director recruitment criteria.	6
Finance	P. N. Larson* (Chair) R. Martinez* J. E. Rogers* D. F. Zarcone* W. D. Zollars*	• Overseeing and advising the Board regarding: the structure and use of CIGNA’s capital; long-term financial objectives and progress against those objectives; CIGNA’s annual operating plan and budget; investments; and information technology strategy and execution.	7
People Resources	I. Harris* (Chair) J. E. Rogers* C. C. Wait* W. D. Zollars*	• Overseeing the policies and processes for people development, including the succession plan for the principal executive officers. • Evaluating the Chief Executive Officer annually and sharing its assessment with the Board when reporting on compensation actions for the Chief Executive Officer. • Reviewing and approving executive compensation plans and equity-based plans, subject to applicable Board and shareholder approvals.	7
Executive	H. E. Hanway (Chair) R. H. Campbell* I. Harris * P. N. Larson* C. C. Wait*	• Acting on matters requiring Board action when convening a full meeting of the Board is difficult or impractical.	1

*	Meets independence standards described below.

**	In January 2009, Mr. Partridge joined the Audit and Finance Committees. Also in January 2009, Mr. Martinez became a member of the People Resources Committee and ended his membership on the Audit Committee.

All members of the Audit Committee meet the New York Stock Exchange standard for qualifying as “financially literate” as determined by CIGNA’s Board. The Board of Directors has determined that Donna Zarcone is the “audit committee financial expert,” as defined in the applicable rules of the Securities and Exchange Commission, and meets the qualifications for independence as described below.

Attendance.  During 2008, Board and committee attendance averaged 97% for the Board as a whole. Each incumbent director attended at least 92% of the combined total meetings of the Board and committees on which he or she served during 2008. The Board encourages independent directors to attend the annual meeting of shareholders. Nine directors attended the 2008 annual meeting, including Robert H. Campbell, Isaiah Harris, Jr., Peter N. Larson, Roman Martinez IV, James E. Rogers, Carol Cox Wait, Eric C. Wiseman, Donna F. Zarcone, and H. Edward Hanway, who chaired the meeting.

Independence.  CIGNA’s Board has adopted director independence standards that can be found in the Board Practices posted on CIGNA’s website at http://www.cigna.com/about—us/governance/board—practices.html. CIGNA’s director independence standards provide that a director is not independent if:

•	the director is, or has been within the last three years, an employee of CIGNA, or an immediate family member (defined as a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law or anyone (other than a domestic employee) who shares the director’s home) is, or has been within the last three years, an executive officer of CIGNA;

•	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CIGNA, other than director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director is a current partner or employee of CIGNA’s external auditor or an employee of CIGNA’s internal audit department, or an immediate family member is a current partner of CIGNA’s external auditor or an employee of CIGNA’s internal audit department;

•	the director or an immediate family member was within the last three years (but is no longer) a partner or employee of CIGNA’s external auditor or an employee of CIGNA’s internal audit department and personally worked on CIGNA’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of CIGNA’s present executives at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, CIGNA for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of the other company’s consolidated gross revenue.

The Company’s director independence standards further provide that certain relationships are not material and do not impair a director’s independence. In particular, a director’s independence will not be impaired if:

•	a director is an executive officer of another company in which CIGNA owns a common stock interest, and the amount of CIGNA’s common stock interest is less than five percent of the total shareholders’ equity of the company for which the director serves as an executive officer;

•	a director is an executive officer of another company in which CIGNA owns debt securities and the amount of the debt holdings is less than five percent of the total outstanding securities of that company;

•	a director serves as a member of the board of directors or serves in a position with similar duties and responsibilities (such as a trustee) of another organization that makes payments to or receives payments from CIGNA in the ordinary course of business;

•	a director’s immediate family member serves as an employee or director (but does not serve as an executive officer, or partner or in another position with principal policy-making responsibilities) of an organization that makes payments to or receives payments from CIGNA in the ordinary course of business;

•	a director is an executive officer of another company that owns less than five percent of the total shareholders’ equity of CIGNA;

•	a director, his/her spouse or anyone (other than domestic employees) sharing the home of a CIGNA director serves as an executive officer, director or trustee (or equivalent) of a charitable organization, and CIGNA’s discretionary charitable contributions to the organization during the past year are less than the greater of $100,000 or two percent of that organization’s annual gross revenue (CIGNA’s automatic matching of employee charitable contributions will not be included in the amount of CIGNA’s contributions for this purposes);

•	a director or his immediate family members purchases insurance, services or other products of CIGNA, or uses CIGNA’s financial services, all on terms and conditions similar to those available to other similarly situated persons;

•	a director is a member in the same professional association, social, fraternal or religious organization or club as an executive officer or other director of CIGNA;

•	a director currently or previously attended the same educational institution as an executive officer or other director of CIGNA;

•	a director serves on the board of directors of another public company on which an executive officer or other director of CIGNA also serves as a director, except for prohibited compensation committee interlocks; or

•	a director serves as an executive officer of a public company that also uses CIGNA’s registered independent public accounting firm.

For any relationship outside the guidelines described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above.

The standards of independence described above meet the independence standards specified in the listing standards of the New York Stock Exchange. Based on the standards described above and the Board’s review, the Board affirmatively determined that:

•	the following directors, comprising all of the directors and director nominees, except for Mr. Hanway, are independent: Messrs. Campbell, Harris, Larson, Martinez, Partridge, Rogers, Wiseman and Zollars, Dr. Henney, and Mses. Wait and Zarcone; and

•	all members of the Audit Committee, Corporate Governance Committee, Finance Committee and People Resources Committee are independent.

In assessing directors’ independence, the Board and CGC reviewed directors’ responses to a questionnaire that solicited information about their relationships (and the relationships of their immediate family members) with CIGNA and other entities (affiliated entities), as well as material provided by management related to CIGNA’s transactions with and investments in those entities. In applying the independence standards, the Board and the CGC considered that from time to time during the past three years, CIGNA and its subsidiaries engaged in arms-length, ordinary course business transactions with corporations or organizations with which Messrs. Harris, Martinez, Partridge, Rogers, Wiseman and Zollars, Ms. Zarcone and Dr. Henney, or their immediate family members, serve as an executive officer, trustee or partner. In each case, the amount paid to or received from these companies in each of the last three years was significantly less than 2% of annual gross revenue or the $1 million threshold as described in CIGNA’s director independence standards—and in all cases was less than 1% of total revenue of the other organization.

Enterprise Risk Management.  The Audit Committee has oversight of Enterprise Risk Management (ERM), which is a company-wide initiative that involves the Board, management and CIGNA’s Chief Risk Officer and internal audit function in an integrated effort to (1) identify, assess, prioritize and monitor (as each of their roles dictates) a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and (2) formulate and execute plans to monitor and to the extent possible, mitigate the effect of those risks. CIGNA’s Chief Risk Officer reports to the Audit Committee at least on a quarterly basis (and generally six times a year) on the Company’s ERM activities and progress made against established ERM goals for the year. Beginning in 2009, the People Resources Committee (PRC) of the Board began being briefed on ERM activities and key areas of focus to assist that Committee in evaluating the role that risk management does and should play in the design and awarding of compensation.

People Development Matters.  The PRC is responsible for overseeing the policies and processes for people development, including the succession plan for executive officers. In fulfilling that responsibility, the PRC reviews and considers an annual assessment of executive officers and key senior management presented by the Chief Executive Officer, including a discussion of those employees that are considered to be potential successors to executive and senior level positions and a review of their readiness and developmental needs. The assessment is presented to the full Board at the PRC’s direction.

Certain Transactions

The Company has not implemented a written policy concerning the review of related party transactions, but compiles information about transactions between CIGNA and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The CGC annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence and presents its assessment to the full Board of Directors. The Company reviews the transaction information with respect to both directors and executive officers to determine whether any transaction may be subject to disclosure under applicable rules regarding transactions with related persons, and submits a description of any transaction subject to such disclosure to the Corporate Governance Committee for review.

In addition, all directors, officers and employees of CIGNA are subject to the Company’s Conflict of Interest Policy, which requires directors to inform the Corporate Secretary, and employees to inform their supervisors, of any existing or proposed relationship, financial interest or business transaction that could, or might appear to be, a conflict of interest. Any reported transactions are to be brought to the attention of the CIGNA’s general auditor for review and disposition.

Based on a review of the transactions between CIGNA and its directors and officers, their immediate family members, and their affiliated entities, CIGNA has determined that, since the beginning of 2008, it was not a party to any transaction in which the amount involved exceeds $120,000 and in which any of CIGNA’s directors, executive officers or greater than five percent stockholders, or any of their immediate family members or affiliates, have a direct or indirect material interest.

Processes and Procedures for Determining Executive and Director Compensation

Executive Compensation.  Pursuant to its charter, the PRC oversees the compensation program for the Company’s executive officers. In fulfilling its responsibilities, the PRC actively seeks to enhance its effectiveness in reinforcing strong links between executive pay and performance. Examples of actions that the PRC has taken include:

•	annually reviewing the link between pay and performance;

•	hiring a compensation consultant to advise on executive compensation issues;

•	establishing reviews of detailed compensation tally sheets for all executive officers twice a year; and

•	holding executive sessions, without CIGNA management present, at every PRC meeting, when they deem it appropriate.

The PRC regularly reviews CIGNA’s compensation programs against the Company’s strategic goals, industry practices, and emerging trends as well as to ensure alignment with shareholder interests. The PRC retains the flexibility to modify the programs to address changes in the competitive landscape. To help it fulfill its responsibilities, the PRC has engaged Mercer (the Compensation Consultant).

PRC Role in Executive Compensation

The PRC, composed entirely of independent directors, administers CIGNA’s compensation program for the Company’s executive officers, including the named executive officers. As directed by the PRC’s charter, the PRC oversees CIGNA’s compensation and benefit plans and policies, administers its stock plans (including reviewing and approving equity awards to the named executive officers) and reviews and approves all compensation decisions relating to executive officers, including the named executive officers. The PRC reports to the Board on all actions taken.

Beginning in 2009, given the current global economic and financial situation, the PRC will enhance its review of CIGNA’s executive compensation program to further determine that no components of CIGNA’s compensation program are designed to encourage or otherwise promote the taking of inappropriate or unacceptable risks which could threaten the long-term value of the Company. Specific measures the PRC will take as part of this enhanced risk assessment review include being briefed on the Company’s major risks and how the executives are managing those risks. Further, the PRC’s risk assessment review will include the Management Incentive Plan, and Strategic Performance Unit Plan performance goals established under CIGNA’s executive compensation program, and under which the executives can benefit if such goals are met, to determine to the extent possible, that the pursuit of such goals do not encourage excessive risk taking.

Management Role in Executive Compensation

The PRC has approved processes to support the independent development and review of executive officer compensation as described below.

Chief Executive Officer Compensation.  The PRC annually evaluates the Chief Executive Officer’s performance and CIGNA’s established organizational goals in a session that, at the PRC’s request, is attended by the Executive Vice President, Human Resources and Services and the Compensation Consultant. The Chief Executive Officer is not present at this session. Based on its review of the Chief Executive Officer’s performance, the PRC makes recommendations to the independent members of the Board of Directors regarding the Chief Executive Officer’s compensation. The results of the evaluation are shared with the Chief Executive Officer by the Chair of the PRC after the compensation determinations are approved by the PRC and the independent members of the Board of Directors.

Other Named Executive Officer Compensation.  The PRC, following review and discussion, approves the compensation targets, base salaries, annual incentives and long-term incentives and similar arrangements for all named executive officers other than the Chief Executive Officer, whose compensation is approved in the manner set forth above. In order to determine total target compensation for the named executive officers, the Compensation Consultant presents to the PRC relevant market data, prepared by CIGNA’s compensation department and the Compensation Consultant. This relevant market data relates to base salary, annual incentive, long-term incentive compensation and retirement programs relative to CIGNA’s competitive peer group and the broader industry (see page 32 for a discussion of the peer group). The Executive Vice President, Human Resources and Services presents any recommendations for changes to named executive officers’ compensation targets (excluding his own) for the PRC’s consideration and approval. For actual compensation decisions (payouts) regarding the named executive officers, CIGNA’s Chief Executive Officer presents his recommendations to the PRC for their consideration and, in making his recommendation, discusses CIGNA’s performance and the individual officers’ performance. The Executive Vice President, Human Resources and Services is generally invited to be present for the discussion of compensation for named executive officers other than himself.

Compensation Consultant Role in Executive Compensation

The PRC has the authority under its charter to engage the services of outside advisors for assistance. The PRC directly retains Mercer as its Compensation Consultant to advise the PRC on CIGNA’s executive compensation programs. The primary role of the Compensation Consultant is to provide the PRC with objective analysis, advice and information and to assist the PRC in the performance of its duties. At the request of the PRC, one or more representatives of the Compensation Consultant attended all of the PRC meetings in 2008.

The PRC requests information and recommendations from the Compensation Consultant as it deems appropriate in order to structure and evaluate CIGNA’s compensation programs, practices and plans. In addition to its advice with respect to particular compensation actions discussed in the Compensation Discussion and Analysis (CD&A), during 2008, the Compensation Consultant performed the following additional duties:

•	evaluated the impact of CIGNA’s equity programs on annual share use, burn rate (the number of shares awarded per year divided by the shares outstanding at the beginning of the year) and total dilution (total number of stock options and restricted stock outstanding, plus the number of shares available for grants under the Long-Term Incentive Plan, divided by the total number of shares of common stock outstanding), and advised the PRC on a recommended maximum share limit for use in 2009;

•	reviewed tally sheets of total compensation developed by CIGNA’s internal compensation department;

•	Evaluated the reasonableness of the performance targets within CIGNA’s Management Incentive Plan from an external perspective, considering historical performance for CIGNA and the primary peer group as well as shareholder expectations; and

•	assisted with the preparation of the CD&A for the 2008 proxy statement.

The Compensation Consultant works with the Executive Vice President, Human Resources and Services and CIGNA’s internal compensation department to obtain the information necessary to carry out its assignments from the PRC.

In 2008, Mercer’s fees for providing services to the Committees of the Board and to the Company’s U.S. operations were approximately $641,100; of which $471,100 related exclusively to executive compensation consulting to the PRC, $52,700 related exclusively to director compensation consulting to the CGC and $117,300 related to services used by management in support of executive compensation work for the PRC, such as executive compensation advisory services and compensation surveys as well as employee compensation services. Mercer also provided compensation and benefits services to CIGNA subsidiaries outside of the US, with fees totaling $311,300.

In January 2009, CIGNA adopted a policy addressing compensation consultant independence. The policy requires that the PRC will use a compensation consultant who is independent of the Company as assessed by the PRC annually. A compensation consultant will be deemed independent under the policy if the compensation consultant:

•	is retained by the PRC, and reports solely to the PRC for all services related to executive compensation; and

•	does not provide any services or products to the Company and its affiliates or management except with approval of the Chair of the PRC.

In performing an assessment of the compensation consultant’s independence, the PRC will consider the nature and amount of work performed for the PRC during the year, the nature of any non-executive compensation services performed for the Company, and the amount of fees paid for those services in relation to the compensation consultant’s total revenues. The compensation consultant will annually prepare for the PRC an independence letter providing appropriate assurances and confirmation of the consultant’s independent status pursuant to the policy.

Director Compensation.  The charter of the CGC provides that it will review the compensation of non-employee directors periodically and recommend changes to the Board and will assist in the administration of director compensation plans as authorized by the Board. The CGC reviews the non-employee director compensation program periodically for competitiveness and appropriateness of compensation levels and program design and may then make recommendations to the Board for action.

To help it fulfill its responsibilities, the CGC from time to time engages a compensation consultant. A compensation consultant engaged by the CGC is directly responsible to the CGC for advising it with respect to non-employee director compensation and providing it with objective analysis and advice about benchmarking, pay practices at competitors, tax, compensation magnitude and mix, program structure, and alignment with shareholder interests. In 2008, the CGC retained Mercer to complete a competitive assessment of the director compensation program; no changes were made to the program following that review. The CGC may also engage a compensation consultant to advise it on industry practices and emerging trends in director compensation.

With respect to director compensation, the Compensation Consultant contacts the Executive Vice President, Human Resources and Services and members of his staff to obtain information needed to carry out its assignments and contacts the General Counsel and members of her staff regarding legal issues. At the request of the CGC, one or more representatives of a compensation consultant engaged by the CGC may attend certain CGC meetings in order to present information and recommendations and to be available to answer questions and advise the CGC.

INFORMATION ABOUT ITEM 2. RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS CIGNA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as CIGNA’s independent registered public accounting firm for 2009. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider PricewaterhouseCoopers’ appointment.

PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for CIGNA and its subsidiaries since 1983, and performed the same role for Connecticut General Corporation, a predecessor company of CIGNA, and its subsidiaries since 1967. A representative from PricewaterhouseCoopers LLP will attend the annual meeting, may make a statement, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS CIGNA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Policy for the Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services provided by CIGNA’s accounting firms and all non-audit services provided by the Company’s principal independent registered public accounting firm. Specifically:

• The full Audit Committee approves all audit, review and attests services and their related fees.

•	At the first Audit Committee meeting of each calendar year, the head of internal audit for the Company presents to the full Audit Committee a schedule, accompanied by detailed documentation, listing all permissible non-audit services expected to be performed by the Company’s independent registered public accounting firm during the calendar year. In the case of any additional non-audit services concerning internal control over financial reporting and any tax service, the independent registered public accounting firm includes a written description of the scope of service and other information about the proposed service required by the Public Company Accounting Oversight Board rules. The Audit Committee reviews the schedule and documentation, and pre-approves the non-audit services it deems appropriate. For additional permissible non-audit services that arise during the calendar year, the head of internal audit presents an updated schedule reflecting the additional services for review and consideration for pre-approval by the Audit Committee. After the head of internal audit’s presentation of the schedules as described above and, if applicable, a discussion with the Company’s independent registered public accounting firm regarding the potential effects of any permissible tax services on the independence of the Company’s independent registered public accounting firm, the Audit Committee will approve those non-audit services it deems appropriate and necessary.

•	The policy permits the pre-approval of additional permissible non-audit services to be delegated to one or more Audit Committee members so long as the proposed services do not exceed $250,000, individually. Any services approved in this manner must be reported to the full Audit Committee at its next regularly scheduled meeting.

•	The head of internal audit reports to the Audit Committee at each meeting on all non-audit services performed by the independent registered public accounting firm and on fees incurred for any services performed by the independent registered public accounting firm. Annually, the head of internal audit reports to the Audit Committee the projected ratio between audit and non-audit fees of the independent registered public accounting firm.

Fees to Independent Registered Public Accounting Firm

Aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of financial statements for the fiscal years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods were as follows:

	2008	2007

Audit Fees(1)	$9,888,000	$8,772,000
Audit-Related Fees	1,938,000	1,904,000
Tax Fees	48,000	62,000
All Other Fees	514,000	1,000

Total	$12,388,000	$10,739,000

(1)	Audit Fees for 2007 include fees for audit of 2007 financial statements that had not yet been billed at the time CIGNA’s 2008 Proxy Statement was filed.

•	Audit fees include: the audit of annual financial statements; the review of quarterly financial statements; the performance of statutory audits; quarterly comfort letter work; and the evaluation of management’s assertions concerning the effectiveness of internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The primary sources of the increase in audit fees from 2007 to 2008 are (1) the addition of statutory and consolidated audit fees related to the acquisition of Great-West Healthcare; (2) an increase in PricewaterhouseCoopers LLP hourly fees; and (3) pre-implementation testing and auditing of new information technology systems.

•	Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under “Audit Fees.” Audit-related fees included employee benefit plan audits; internal control reviews (e.g., Statement on Auditing Standards No. 70 reports); consultation concerning financial accounting and reporting standards; agreed upon procedures; due diligence purchase accounting; and regulatory examinations.

•	Tax fees include tax recovery services, tax consulting and tax compliance services.

•	All other fees include professional services rendered by PricewaterhouseCoopers LLP not reported in any other category and include pre-approved business process advisory and consulting services.

Audit Committee Report

CIGNA has maintained an independent Audit Committee for many years. It operates under a written charter adopted by the Board of Directors.

All of the members of the Audit Committee are independent (as defined in the listing standards of the New York Stock Exchange and applicable federal regulations, and CIGNA’s independence standards).

CIGNA’s management has primary responsibility for preparing CIGNA’s financial statements and establishing and maintaining financial reporting systems and internal controls. Management is also responsible for reporting on the effectiveness of CIGNA’s internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of CIGNA’s consolidated financial statements and issuing a report on these financial statements. The independent registered public accounting firm is also responsible for, among other things, issuing an attestation report on the effectiveness of CIGNA’s internal control over financial reporting based on its audit. As provided in its charter, the Audit Committee’s responsibilities include oversight of these processes. As part of its oversight responsibilities, the Audit Committee meets with CIGNA’s head of internal audit, Chief Accounting Officer and Controller, General Counsel and independent registered public accounting firm, with and without management present, to discuss the adequacy and effectiveness of CIGNA’s internal controls and the quality of the financial reporting process.

In this context, before CIGNA filed its Annual Report on Form 10-K for the year ended December 31, 2008 with the Securities and Exchange Commission, the Audit Committee:

•	Reviewed and discussed with CIGNA’s management the audited financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the financial condition and results of operations of CIGNA.

•	Reviewed and discussed with CIGNA’s management and with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the effectiveness of CIGNA’s internal controls over financial reporting as well as management’s report and PricewaterhouseCoopers LLP’s attestation on the subject.

•	Discussed with PricewaterhouseCoopers LLP, matters related to the conduct of its audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of CIGNA’s financial condition and results of operations, including critical accounting estimates and judgments.

•	Received the required communications from PricewaterhouseCoopers LLP that discloses all relationships that may reasonably be thought to bear on its independence and to confirm its independence. Based on these communications, the Audit Committee discussed with PricewaterhouseCoopers LLP its independence from CIGNA.

•	Discussed with each of CIGNA’s Chief Executive Officer and Chief Financial Officer their required certifications contained in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2008.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:
Robert H. Campbell, Chairman
Jane E. Henney, M.D.
John M. Partridge
Eric C. Wiseman
Donna F. Zarcone

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program

The following chart summarizes the annual retainers of the Non-Employee Director Compensation Program, more fully described below:

Position	Annual Amount	Additional Information	Payment or Award Frequency
Board	$75,000 in cash		Paid quarterly

Retainer	$150,000 in deferred stock units	Each unit provides for a future cash payment equal to the fair market value of one share of CIGNA common stock, valued on a specified date before payment, as well as any accumulated dividend equivalents.	Awarded quarterly and paid in cash on the third anniversary of the award or upon separation from service, if earlier.

Committee Retainer	$10,000 in cash for committee membership	Members of the Executive Committee do not receive this retainer.	Paid quarterly

	Additional $5,000 in cash for service as committee chair	The chair of the Executive Committee does not receive this retainer.	Paid quarterly

Board Retainer.  Each director receives an annual Board Retainer initially valued at $225,000. Of that amount, $75,000 is fixed compensation paid in cash, and $150,000 is mandatorily deferred for three years in the form of deferred stock units, whose value tracks that of CIGNA common stock.

The cash portion of the Board Retainer is payable in quarterly installments of $18,750 ($75,000 annually). The stock unit portion of the Board Retainer is paid through the quarterly award of a number of deferred stock units with an initial value of $37,500 ($150,000 annually). The number of deferred stock units awarded to a director each quarter is determined based on the closing price of CIGNA common stock on the last business day of the second month of that quarter. Dividend equivalents are credited on deferred stock units and treated as reinvested in additional whole deferred stock units. Three years after the original award, the payout per awarded stock unit is calculated based on the closing price of CIGNA common stock on the last business day of the second month of the quarter in which the third anniversary of the grant date falls, and payment is made in cash the following month. If service as a director ends before completion of the three-year period, valuation and payment are made in the quarter following separation from service on the same basis as described above.

The deferred stock units awarded under the Non-Employee Director Compensation Program are not subject to forfeiture and are a general unsecured and unfunded obligation of the Company.

Committee Retainers.  Each director receives $10,000 annually for each committee membership (excluding the Executive Committee for which there is no retainer) and committee chairs receive an additional $5,000 annually for each committee chaired. These amounts are paid in cash in quarterly installments at the same time that the cash portion of the Board Retainer for the relevant quarter is paid.

Deferral of Payments.  Directors may elect to defer the payment of their Board and Committee retainers beyond their designated payment date under the Deferred Compensation Plan of 2005 for Directors of CIGNA Corporation (Director Deferred Compensation Plan). Under the Director Deferred Compensation Plan, any portion of the Board or Committee retainers that is voluntarily deferred is credited to a director’s deferred compensation account. Directors are offered a choice of hypothetical funds whose rates of return, gains and losses are credited to that account. Subject to limitations under Section 16 of the Securities Exchange Act of 1934 and CIGNA’s insider trading policy, directors who participate in the Director Deferred Compensation Plan can make deferral elections on an annual basis and change their hypothetical investment allocations on deferrals once per quarter. The funds offered to directors include a hypothetical CIGNA stock fund and other funds that are selected from those offered to all CIGNA employees under the CIGNA 401(k) Plan. Directors may elect to receive payments under the Director Deferred Compensation Plan in a lump sum or in installments. The payments are made (or, for installment method payment elections, begin) in January of the year following separation from service as a director.

Amounts deferred under the Director Deferred Compensation Plan are not subject to forfeiture. Deferred compensation balances are a general unsecured and unfunded obligation of the Company.

Amended and Restated Restricted Share Equivalent Plan for Non-Employee Directors

From 1989 to 2005, upon joining the Board of Directors, non-employee directors were awarded either a one-time grant of shares of CIGNA restricted common stock for directors who joined the Board before October 1, 2004 or a grant of restricted share equivalents for directors who joined the Board after October 1, 2004, under the Amended and Restated Restricted Share Equivalent Plan for Non-Employee Directors of CIGNA Corporation (Restricted Share Equivalent Plan). Effective January 16, 2006, the Restricted Share Equivalent Plan was frozen and no new awards were made to individuals joining CIGNA’s Board of Directors after that date.

The Restricted Share Equivalent Plan has been amended from time to time to, among other things, change the vesting periods and eliminate the provisions related to restricted stock grants (as those grants have all either vested or been forfeited). The current provisions of the Restricted Share Equivalent Plan provide for the vesting of restricted share equivalents issued under the plan on the later of: (1) six months after the date of grant; or (2) the earliest of nine years of continuous service on the Board, attainment of age 65, change of control, death or disability of the director. However, in the event a director’s resignation is accepted because he or she failed to receive the required majority vote for reelection and the director’s restricted share equivalents have not yet vested, then a pro-rated portion of the director’s restricted share equivalents, determined by the number of complete months the director served on the Board, shall vest effective as of the date of the director’s resignation. As a result of the resignation or any other termination of service as a director prior to vesting, any unvested restricted share equivalents are forfeited, except to the extent that a majority of the Board of Directors (other than the separating director) approves their vesting.

As of the end of 2008, Messrs. Harris, Martinez and Zollars, Dr. Henney and Ms. Zarcone each have 13,500 unvested share equivalents under the Restricted Share Equivalent Plan. Payment of the value of vested restricted share equivalents is made in cash after a director’s separation from service. The payout is calculated based on the closing price of CIGNA common stock on the director’s last business day of service with CIGNA and payment is made in cash within 45 days thereafter.

Each year that a restricted share equivalent is outstanding under the Restricted Share Equivalent Plan, a director shall receive a lump sum payment equal to the amount of any dividends declared and paid on a share of CIGNA common stock during that year (to the extent that the record date for any such dividend occurs while the restricted share equivalent is outstanding).

Insurance Coverage

CIGNA offers to each non-employee director, at no cost to him or her, group term life insurance coverage in the amount of the annual board retainer ($225,000), and business travel accident insurance coverage in the amount of three times the annual board retainer ($675,000). Directors may purchase or participate in, through the payment of premiums on an after-tax basis, additional life insurance, medical/dental care programs, long-term care, property/casualty personal lines, and various other insurance programs available on a broad basis to CIGNA employees. In addition, directors may elect to be covered by worldwide emergency assistance services. This program provides international emergency medical, personal, travel and security assistance, and is also currently available to CIGNA executive officers and certain other CIGNA employees who frequently travel abroad for business.

Each non-employee director who commenced service prior to January 1, 2006 is eligible, upon separation from service with at least nine years of Board service, to continue to (1) participate for two years in the medical/dental care programs offered by CIGNA to retired employees, through the payment of premiums by the director on an after-tax basis, and (2) use for one year, financial planning and tax preparation services in the amount of up to $5,000, paid by CIGNA. CIGNA will also provide eligible retired directors, at no cost to the director, with $10,000 of group term life insurance coverage for life. In addition, all directors may, at their own expense and if otherwise eligible, continue other life insurance, long-term care insurance and property/casualty personal lines insurance pursuant to the terms of the applicable policies. New directors who commenced service on the Board after January 1, 2006 are not eligible for these benefits.

Financial Planning and Matching Charitable Gift Program

Non-employee directors may participate in the same financial planning and tax preparation program available to CIGNA executive officers. Under this program, CIGNA will make direct payments or reimburse directors for financial planning services that are provided by firms designated by CIGNA and for tax preparation services. Non-employee directors may also participate in the matching charitable gift program available to CIGNA employees, under which CIGNA will make a matching charitable gift of up to $5,000 annually.

Frozen Retirement Plan

Before January 1, 1997, CIGNA maintained a retirement plan for directors who terminated service after serving on the CIGNA Board of Directors (or the Board of a predecessor company) for at least five years and after reaching age 60. Under this plan retired directors received, in a lump sum or in annual installments, fees based upon their retainer and length of service. Effective December 31, 1996, this retirement plan was frozen. Payments are made under this plan only to eligible directors who retired before 1997 and directors who had vested in the plan as of December 31, 1996.

From January 1, 1997 to December 31, 2005, CIGNA directors participated in a revised retirement plan under which an annual credit was made to a restricted deferred compensation account established for each director. This revised retirement plan was available to directors who were not fully vested in the former retirement plan when it was frozen on December 31, 1996 and to those who joined CIGNA’s board after 1996. In addition to the annual credit, a one-time credit equal to the director’s accumulated unvested benefits under the former retirement plan was made in 1997 to those directors who had not vested in the former plan. The amounts credited to a director’s restricted deferred compensation account under the revised retirement plan were invested in hypothetical shares of CIGNA common stock. The per share price for the one time credit in 1997 was equal to the average closing price of CIGNA common stock over the last ten business days of 1996.

For each hypothetical share in a directors’ restricted deferred compensation account, hypothetical dividends equal to the amount of actual dividends paid on shares of CIGNA common stock are credited to a director’s deferred compensation account and are hypothetically reinvested in one or more of the available hypothetical funds.

Director Stock Ownership

Stock Ownership Guidelines.  Directors are expected to own $250,000 in any combination of CIGNA common stock, deferred stock units, and restricted share equivalents within three years of joining the Board. Because of their recent election as directors and the decline in the Company’s stock price, Messrs. Partridge, Rogers and Wiseman will be required to meet the directors’ ownership guidelines within three years of their joining the Board.

Common Stock, Stock Unit, Share Equivalent and Hypothetical Stock Ownership.  The table below shows the total ownership stake each of the Company’s directors has by providing the total holdings of CIGNA common stock as well as share equivalents, stock units and hypothetical shares of CIGNA stock credited to a director’s deferred compensation account on a mandatory or voluntary basis, as of December 31, 2008.

		Restricted Share Equivalents,
		Deferred Stock Units, and
Name	Common Stock	Hypothetical Shares of CIGNA Stock(1)

Robert H. Campbell	4,261	56,269
Isaiah Harris, Jr.	—	31,843
Jane E. Henney, M.D.	—	32,481
Peter N. Larson	3,500	51,042
Roman Martinez IV	3,000	34,814
James E. Rogers	—	14,014
Carol Cox Wait	—	42,732
Eric C. Wiseman	—	7,853
Donna F. Zarcone	2,000	28,944
William D. Zollars	—	31,862

(1)	Restricted share equivalents, granted under the Restricted Share Equivalent Plan, are described on page 23; deferred stock units, awarded as a portion of the Board Retainer, are described on page 22; and hypothetical shares of CIGNA common stock, credited to a director’s deferred compensation account under the Director Deferred Compensation Plan are described on page 22.

Director Compensation Table for Fiscal Year 2008

The table includes information about 2008 compensation for non-employee members of CIGNA’s Board of Directors, which consisted of cash retainer payments, compensation cost incurred by CIGNA for various share equivalent awards, matching charitable awards and company-paid life insurance premiums. The tables below include 2008 compensation for Mr. Wagner, who retired from the Board effective April 23, 2008. Mr. Partridge, who joined the Board in January 2009, received no 2008 compensation from CIGNA, and therefore is not included in the table.

	Fees Earned or		All Other	Total
	Paid in Cash	Stock Awards	Compensation	Compensation
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Robert H. Campbell	100,000	150,000	4,514	254,514
Isaiah Harris, Jr.	98,750	150,000	1,382	250,132
Jane E. Henney, M.D.	95,000	150,000	6,681	251,681
Peter N. Larson	100,000	150,000	6,526	256,526
Roman Martinez IV	95,000	150,000	1,382	246,382
James E. Rogers	95,000	150,000	490	245,490
Harold A. Wagner	50,000	75,000	1,337	126,337
Carol Cox Wait	100,000	150,000	5,532	255,532
Eric C. Wiseman	95,000	150,000	450	245,450
Donna F. Zarcone	95,000	150,000	18,469	263,469
William D. Zollars	95,000	150,000	1,207	246,207

(b)	Messrs. Campbell, Harris and Larson, and Ms. Wait each serve as a committee chair and as a member of another committee. Messrs. Martinez, Rogers, Wiseman and Zollars, Dr. Henney and Ms. Zarcone each serve as a member of two committees. See page 22 for additional information regarding the Board Retainer.

(c)	Compensation for non-employee members of CIGNA’s Board of Directors includes both cash compensation and deferred stock units accounted for under Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment (SFAS 123R) based upon the service period. See page 22 for additional information about the portion of the Board Retainer granted in deferred stock units.

(d)	This column includes:

•	Reinvested dividends on mandatory deferrals of Deferred Stock Units and other share equivalents, and dividends paid in cash on Restricted Share Equivalents;

•	matching charitable awards made by CIGNA as part of its matching gift program (also available on a broad basis to CIGNA employees) of an aggregate of $5,000 each for Dr. Henney, Mr. Larson and Ms. Zarcone; $3,450 for Ms. Wait; and $2,000 for Mr. Campbell;

•	the dollar value of company-paid life insurance premiums (also available on a broad basis to CIGNA employees) for Messrs. Campbell, Harris, Martinez, Rogers, Wiseman and Mses. Wait and Zarcone; and

•	for Ms. Zarcone, $11,980 in company-paid premiums for family medical/dental insurance and business travel accident insurance. These benefits are available on a broad basis to CIGNA employees.

This column does not include the value of premiums, if any, paid by the directors for additional life insurance, medical/dental care programs, long-term care, property/casualty personal lines, and various other insurance programs that are also available on a broad basis to CIGNA employees and are described on page 23.

Director Aggregate Outstanding Equity Awards Table

This table lists each director’s total number of share equivalent awards outstanding on December 31, 2008. The table does not include any CIGNA common stock purchased by a director or any share equivalents resulting from voluntary deferral of cash compensation invested in the CIGNA stock fund.

					Total
			Required to be	Hypothetical	Deferred
	Deferred	Restricted	Invested in	Shares of	Stock Units and
	Stock	Share	Hypothetical	Common	Other Share
	Units	Equivalents	Stock	Stock	Equivalents
Name	(1)	(2)	(3)	(4)	(5)

Robert H. Campbell	12,666	—	14,283	22,212	49,161
Isaiah Harris, Jr.	12,666	13,500	328	—	26,494
Jane E. Henney, M.D.	12,666	13,500	1,482	4,833	32,481
Peter N. Larson	12,666	—	8,459	14,220	35,345
Roman Martinez IV	12,666	13,500	328	—	26,494
James E. Rogers	8,643	—	—	—	8,643
Harold A. Wagner	—	—	4,180	14,904	19,084
Carol Cox Wait	12,666	—	9,774	18,063	40,503
Eric C. Wiseman	7,853	—	—	—	7,853
Donna F. Zarcone	12,666	13,500	720	2,058	28,944
William D. Zollars	12,666	13,500	720	2,058	28,944

(1)	This column includes the equity portion of the 2008 (and any previous year’s) Board Retainer granted in CIGNA deferred stock units and any dividend equivalents (see page 22 for additional information about the Board Retainer).

(2)	This column includes restricted share equivalents granted pursuant to the Restricted Share Equivalent Plan as well as any dividend equivalents. This column does not include shares that were granted under the Restricted Share Equivalent Plan as they have vested. See page 23 for additional information about these grants.

(3)	This column includes hypothetical shares of CIGNA common stock acquired pursuant to a pre-2006 requirement that directors invest or defer a portion of their Board Retainer in shares of hypothetical CIGNA common stock as well as any hypothetical dividends earned on those hypothetical shares.

(4)	This column includes hypothetical shares of CIGNA common stock credited to directors’ restricted deferred compensation accounts under the terms of the retirement plan in effect between 1997 and 2005 as described on page 24.

(5)	The value of the deferred stock units and other share equivalents in this column decreased in 2008 due to a decline in the Company’s stock price resulting in lower compensation cost to the Company under SFAS 123R.

All units and other share equivalents are fully vested with the exception of the 13,500 restricted share equivalents granted pursuant to the Restricted Share Equivalent Plan described on page 23. The number of share equivalents resulting from voluntary deferrals of cash compensation invested into the CIGNA stock fund for Mr. Campbell equals 7,108; for Mr. Harris equals 5,349; for Mr. Larson equals 15,697; for Mr. Martinez equals 8,320; for Mr. Rogers equals 5,371; for Mr. Wagner equals 23,756; for Ms. Wait equals 2,229; and for Mr. Zollars equals 2,918.

REPORT OF THE PEOPLE RESOURCES COMMITTEE

The People Resources Committee of the Board of Directors (PRC) reviewed and discussed with CIGNA’s management the following Compensation Discussion and Analysis (CD&A). Based on this review and discussion, the PRC recommended to the Board of Directors that the CD&A be included in this proxy statement and be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. The Board accepted the PRC’s recommendation.

People Resources Committee:
Isaiah Harris, Jr., Chairman
Roman Martinez IV
James E. Rogers
Carol Cox Wait
William D. Zollars

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion and Analysis discusses and analyzes CIGNA’s executive compensation program and the amounts shown in the executive compensation tables within the “Executive Compensation” section.

2008—The Year In Review

2008 was a challenging year for CIGNA due to the competitive market environment. Partly as a result of this tough economic environment, the Company’s performance in 2008 did not meet its plans or expectations. Therefore, consistent with CIGNA’s rewards for performance philosophy that links and aligns compensation to performance and in light of the tough economic environment, the People Resources Committee (PRC), or the Chairman of the PRC as designated, took the following actions relating to the Company’s named executive officers, which includes the Chief Executive Officer, Chief Financial Officer and CIGNA’s three other most highly compensated executive officers at the end of 2008.

•	No Annual Incentive Awards to the Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer. While CIGNA’s ongoing business did post year-over-year earnings growth despite a difficult economic environment, the Company’s earnings growth was below its original full year earnings expectations disclosed at the beginning of 2008 and below the adjusted net income from continuing operations target the PRC approved in February 2008. Because of the Company’s 2008 earnings results and the 69% decrease in total shareholder return in 2008, the PRC chose not to grant an annual incentive award to these executive officers.

•	Reduction to the Long-Term Incentive Strategic Performance Unit (SPU) payouts. For the 2006-2008 performance period, the PRC and the Board of Directors approved a preliminary SPU payout for the named executive officers at a per-unit value of $70. The Company delivered results for the period that could have delivered an above target payout under the SPU Plan. However, while CIGNA’s stock price saw strong appreciation in the first two years of the performance period, significant decline in the third year resulted in a negative return for shareholders over the three year period. For that reason, the PRC and the Board of Directors exercised downward discretion and approved a preliminary SPU payout at less than the target value.

•	New Formula for Part A Pension Plan. In April 2008, in order to better align the pension plan to the marketplace, the prior formula was frozen and a new cash balance formula under Part A was adopted which resulted in a reduction in future benefit accruals and a reduction in operating expenses. Two of the named executive officers, Messrs. Hanway and Bell, were impacted by this change.

•	Reduction to Executive Post-Separation Benefits, including Conditional Cutback on Golden Parachute Payments. To better align CIGNA’s post-separation executive benefits to the marketplace, post-separation financial services and tax preparation benefits for those terminated after a change of control were eliminated. In addition, the golden parachute excise tax gross-up in a change-in-control situation was made conditional. The excise tax gross-up, which is only available in a change-in-control situation, will be paid only if the total of an executive’s payments subject to the excise tax exceeds the payment cap that triggers the tax by more than 10%. If the payments exceed the cap by less than 10%, the payment will be cut back to the level of the payment cap to avoid application of the tax.

2009—The Year Ahead

The Company expects to continue to face a very challenging economic environment throughout 2009 and it is difficult to fully predict the effects that the unprecedented global financial and economic crises will have on the Company’s financial performance in 2009. As a result, the PRC evaluated compensation for 2009 with an eye toward balancing the Company’s 2008 performance with retention of key executive officers, CIGNA’s rewards for performance principles, costs to the Company and creating shareholder value. With this in mind, the PRC made the following determinations.

•	No Base Salary Merit Increases. None of the Company’s salaried employees who are not eligible for overtime, including the named executive officers, will receive a base salary increase in 2009.

•	Long-Term Incentive Targets. In light of the stock price performance and potential dilution to the Company’s shareholders, long-term incentive targets (meaning stock options and SPUs) were reduced by 20% for the 2009 annual long-term incentive grant. As a further measure, the PRC set a limit on the maximum number of stock options that could be granted to each executive officer in 2009 as part of his or her annual long-term incentive award. This cap on stock options further reduced the total dollar amount that each executive officer could receive for their overall 2009 long-term incentive award.

•	Reduction in CEO’s Target Compensation. The PRC adjusted the Chief Executive Officer’s target compensation for 2009 from $3,500,000 to $2,500,000 for his Management Incentive Plan (MIP) target and from $11,000,000 to $8,800,000 (which includes the additional 2009 long-term incentive target reduction of 20% described above). As a result of these changes, Mr. Hanway’s total target compensation was reduced approximately 3.5% (or approximately 18%, for 2009 when including the additional 2009 long-term incentive target reduction).

•	Strategic Performance Unit Design. The PRC approved the measures and goals for the 2009 SPU program at their February 2009 meeting. The measures remain TSR and absolute adjusted cumulative net income, each equally weighted. However, the Committee added that in the event that the three year TSR is negative regardless of the performance relative to the peers, the PRC will consider a 50% reduction in the maximum value for this component and will retain their discretion to reduce the component by as much as 100%.

Executive Compensation Program Objectives and Design

CIGNA operates in a very competitive market for executive talent with the skill and experience to run its business. Accordingly, to effectively compete in this environment and to drive results and growth in CIGNA’s business, CIGNA’s executive compensation program is designed to:

•	reward the creation of long-term value for CIGNA shareholders and align the interests of the Company’s executives with those of its shareholders;

•	ensure effective implementation of the Company’s business strategy as well as to drive performance through a strong emphasis on performance-based short-term and long-term compensation;

•	motivate the executives to deliver superior results;

•	attract highly skilled executives to join CIGNA by offering competitive compensation; and

•	reward the achievement of favorable long-term financial results more heavily than the achievement of short-term results in order to retain talented and skilled executives and promote the Company’s long-term financial health and growth.

Executive Summary

CIGNA’s executive compensation program consists of three primary elements: base salary; annual incentives (bonus); and long-term incentives, each of which is described in the following summary. The program also includes a package of competitive benefits, including health care, pension, and deferred compensation, and other benefits, which are described on page 42 of this CD&A. For named executive officers and other eligible CIGNA employees, two steps are used to determine base salary, annual incentives and long-term incentives.

•	First, the PRC determines the total compensation target for each named executive officer role by setting the individual targets for each of the three primary compensation elements.

Targets are based on an assessment of relevant market data as described under Relevant Market Data on page 32. CIGNA generally uses the 50th percentile of the relevant market data as a guide to determine the compensation targets. For annual and long-term incentives, the targets represent the award levels for achieving the target levels of performance. If an executive changes roles or responsibilities during the year, adjustments to base salary, annual incentive targets and long-term incentive targets may be made at that time.

•	Second, the PRC makes actual compensation decisions concerning base salary and annual and long-term incentives; these decisions are based upon organizational and individual performance and may result in compensation that is below, at, or above the respective target. Individual performance is measured by the named executive officer’s accomplishments and contributions towards the results of the organization during the year and the demonstration of the skills and behaviors required for the role, which are intended to support the Company’s overall business strategy. Overall business affordability is also considered in making actual compensation decisions. For the named executive officers, the Chief Executive Officer and the PRC (and for the Chief Executive Officer, the PRC and the Board of Directors) annually review the total compensation targets, the relevant market data and organizational and individual performance to make compensation determinations.

Below is an overview of each of the three primary compensation elements:

Compensation
Element	Objective	Key Feature
Base Salary	Fixed portion of the total compensation package.	Base salary levels are set based on both: (1) a competitive range of the relevant market data; and (2) individual performance.

The competitive range for the relevant market data is recommended by the PRC’s external compensation consultant, Mercer (the Compensation Consultant), and is defined as within 15% of the 50th percentile.

Named executive officers, like all employees, are assessed annually and may receive merit increases to their salaries based on business affordability, updated relevant market data and individual performance assessments.

Compensation
Element	Objective	Key Feature

Annual Incentive	Annual incentives are considered performance-based compensation and are used to recognize achievement of annual organizational and business unit results, and for individual performance accomplishments and contributions.	Annual incentives are administered primarily under the Management Incentive Plan (MIP). The PRC annually approves: (1) organizational performance measures and goals; and (2) funding levels for actual awards under the MIP. The performance measures and goals approved for 2008 are described on page 36.
Subject to certain limits described below, the actual award for an eligible employee can range from 0-200% of their individual target and is paid in the first quarter following the end of the performance year.

Total target cash compensation (base salary plus annual incentives) is targeted at the 50th percentile of the primary compensation reference (actual percentile may vary based on annual performance and reasons described further in “Elements of Compensation”).

Long-Term Incentives	CIGNA’s long-term incentive (LTI) program, also considered performance-based compensation, is designed to: (1) motivate and reward executive behaviors and activities that lead to CIGNA’s long-term growth and profitability; (2) align the interest of executives with shareholders through equity compensation tied to CIGNA stock price performance; (3) align with CIGNA’s rewards for performance strategy; and (4) attract and retain key executives critical to CIGNA’s business success by providing competitive LTI opportunities with vesting over multiple years.
Stock Options
Represents 50% of the long term incentive award for the executive officers in 2008.

The actual value of the options is dependent on the stock price appreciation over the term of the option, which is 10 years.

Stock Options generally vest in equal installments over three years beginning on the first anniversary of the grant. The annual grant is made in the first quarter.

An executive officer can receive between 0 and 200% of their individual target based on organizational and individual performance.

CIGNA’s compensation strategy for its executives is that the predominant portion of their compensation opportunity be tied to the long-term success of the Company.

In February 2008, the executives received both stock options and SPUs as their annual long-term incentive awards.

Strategic Performance Units

Represents 50% of the long term incentive award for executive officers in 2008.

SPUs are performance awards denominated in units that may be paid in cash or shares of CIGNA common stock. SPU value is based on CIGNA’s performance over a three year period measured against pre-established criteria including performance versus CIGNA’s competitors.

An executive officer can receive an award between 0 and 200% of their individual target based on organizational and individual performance.

The target value is $75 per unit under the CIGNA Long-Term Incentive Plan. The actual payout level for SPUs is determined by the PRC by considering an overall assessment of CIGNA performance against the pre-established goals. The PRC always has the discretion to reduce the payout due to any unusual factors impacting reported financial results.

Oversight of the Executive Compensation Program

For information on the oversight of the Executive Compensation Program, see the section entitled “Processes and Procedures for Determining Executive and Director Compensation” on page 16.

Executive Compensation Policies and Practices

Relevant Market Data

The PRC establishes target and actual compensation levels for the named executive officers based on a variety of factors including the practices of organizations in the market in which CIGNA competes for talent.

Generally, the companies that CIGNA considers its primary peer group are a limited group of publicly-traded managed care companies with which CIGNA competes most directly. Those companies are:

•	Aetna;

•	Coventry Health Care;

•	HealthNet;

•	Humana;

•	UnitedHealth Group; and

•	WellPoint.

The primary peer group reflects the organizations with which CIGNA competes for capital, customers and labor. The selection process for CIGNA’s primary peers involved a review of: (1) companies in the Health Care Provider and Services and Insurance Global Industry Classification System Code (GIC) industry group with similar operating models that had revenue levels from one third to three times that of CIGNA; (2) an analysis of total shareholder return (TSR) movement that signifies that investors view the proposed peer companies as similar from an investment and capital markets perspective; and (3) a final review of similarity of markets. The decision was made to include some companies outside of the revenue levels because of competitive relevance.

Publicly available proxy statement and other information disclosed in filings with the Securities and Exchange Commission (SEC), such as 8-K filings pertaining to these companies’ compensation practices, are used for benchmarking compensation levels, evaluating pay practices and assessing the alignment of rewards and performance for the named executive officers. In cases where the critical skills and abilities CIGNA requires for executive talent are either unique to another industry or applicable on a broader all-industry basis, unique reference groups, rather than the primary peer group, are used as an additional secondary reference point for compensation target recommendations.

To determine executive officer compensation targets, the PRC reviews relevant market data. Where there is a lack of publicly available information for an executive officer role, the PRC reviews published survey data issued by leading compensation consulting firms and collected from among companies in the health care and group insurance businesses, as well as companies with similar revenue size. Survey data is reviewed for all named executive officers roles but where publicly available information for the primary peer group exists, that is used as the primary market reference. The Compensation Consultant generally assists the PRC by compiling and analyzing publicly available information and published survey data for the Chief Executive Officer role and by reviewing survey data for other named executive officers compiled by CIGNA’s internal compensation department.

The primary market reference used by the PRC in determining compensation for each of the named executive officers is set forth below:

Named Executive Officer	Primary Market Reference

H. Edward Hanway	Primary Peer Group Proxy Data—Functional Role Match (CEO)
Michael W. Bell	Primary Peer Group Proxy Data—Functional Role Match (CFO)
David M. Cordani	Primary Peer Group Proxy Data—Functional Role Match (President and COO)
John M. Murabito	Survey Data—Functional Role Match (Head of Human Resources and Top Administration Executive)(1)
Carol Ann Petren	Survey Data—Functional Role Match (General Counsel)

(1)	For Mr. Murabito, the PRC also uses a secondary relevant market reference, proxy data set of Human Resources executives named in the proxy statements of S&P 500 companies with revenue between $5 and $35 billion.

CIGNA used multiple surveys and benchmarks within the surveys in the development of the Survey Data that is used as the primary market reference. Additional detail on those surveys is provided in Appendix A, beginning on page A-1. The benchmarks are selected based on similarity to the responsibilities inherent in the roles.

Factors Considered in Determining Target Compensation and Target Pay Mix

CIGNA’s executive compensation programs are designed to: (1) place greater emphasis on performance-based compensation rather than fixed compensation; and (2) with respect to the different types of performance-based compensation, place more weight on long-term incentives than annual incentives. Base salary is considered fixed compensation. Annual incentives and long-term incentives are considered performance-based compensation, because the actual annual incentive award, stock option value or SPU payout is not known until the end of a year, at the time of exercise, or the end of the performance period and could vary depending upon a number of factors including organizational and individual performance.

The following chart sets forth the target pay mix of compensation elements in 2008 for each of the named executive officers:

Total target compensation for Mr. Hanway is approximately 2.5 times that of the named executive officer with the next highest total target compensation, reflecting both the breadth of responsibility his position carries and his tenure as Chief Executive Officer. In December 2008, Mr. Hanway’s total target compensation was above the competitive range of the relevant market data. Based on that analysis, the PRC decided to reduce Mr. Hanway’s total target compensation to bring it within the competitive range of the relevant market data.

The PRC approves targets for base salary, annual incentives and long-term incentives for each named executive officer annually. Based on the relevant market data included in the report prepared by the Compensation Consultant for the PRC’s December 2008 meeting, the target total compensation for each of the named executive officers is generally within a competitive range (within 15%) of the 50th percentile of the primary market reference, with the exception of Mr. Murabito and Ms. Petren. Mr. Murabito’s target total compensation is between a competitive range of the 75th percentile of the primary and the 50th percentile of the secondary market reference because Mr. Murabito’s responsibilities go beyond those of a traditional human resources executive. For Ms. Petren, the target total compensation is between the 50th percentile and 75th percentile of the primary market reference because of the intense competition for attracting and hiring executives with the necessary skills, talent, and leadership for this role. For each of the named executive officers, there may be variation in the target pay mix, such that target amounts for individual compensation elements may be above or below the competitive range of the 50th percentile for the individual element.

Tally Sheets

The PRC monitors the total level of compensation paid, or expected to be paid, to the Company’s named executive officers through the review of tally sheets. Tally sheets summarize current actual and target compensation, equity and SPU holdings, retirement and deferred compensation values, and potential payouts upon termination of employment for named executive officers. The Company prepares tally sheets for all of its executive officers for review by the PRC twice a year, when targets are being reviewed and prior to annual compensation award decisions, to assist in determining whether executive compensation decisions are appropriate in the context of CIGNA’s compensation philosophy and performance.

When making decisions about each component of compensation, the PRC considers the aggregate sum of base salary, annual incentives and grant-date value of long-term incentives to provide a level of total compensation deemed by it to be appropriate. The PRC does not generally consider prior awards in determining a subsequent performance period’s awards. For example, the number of stock options or SPUs previously awarded does not necessarily affect new awards, which are made annually. Further, prior awards generally are not considered when determining actual awards tied to performance under the MIP (described on pages 35 through 38) or the SPU program (described on page 38). One situation in which prior awards are considered in determining pay levels, however, is when CIGNA identifies the potential risk of recruitment of its executives by competitors (see Retention Actions on page 40). In that case, CIGNA considers outstanding unvested awards to determine existing retention incentive values. The PRC may also consider prior awards when it determines the type of long-term incentive to award.

Elements of Compensation

Base Salary

Base salary levels are reviewed annually and may be adjusted based on relevant market data and an assessment of the executive’s skills, role and performance contributions, including the demonstration of CIGNA leadership behaviors and core values.

The following base salary adjustments were made for the periods indicated below.

	2007 Annual Base Salary	2008 Annual Base Salary
Named Executive Officer	($)	($)	% Change

H. Edward Hanway	1,110,000	1,155,000	4.1
Michael W. Bell	610,000	640,000	4.9
David M. Cordani(1)	635,000	750,000	18.1
John M. Murabito	575,000	592,250	3.0
Carol Ann Petren	540,000	565,000	4.6

(1)	Mr. Cordani received a 5.5% merit increase in April 2008 while in the President, CIGNA HealthCare role. When he was promoted to President and Chief Operating Officer in June 2008 his base salary was increased 11.9% to align with the market data for the new role.

The base salary amounts for each of the named executive officers reflected in the table above are within a competitive range of the primary market reference, with the exception of Mr. Murabito who is above the

50th percentile, but competitive with the 75th percentile of the primary market reference. Decisions regarding each named executive officer’s actual base salary are made by referring to both relevant market data and the officer’s individual performance, which is measured by the officer’s accomplishments and contributions during the previous year, the individual’s skill proficiency for the role and the individual’s demonstrated leadership behaviors. In 2008, the PRC made a determination that there will be no merit increases to base salary amounts for the named executive officers in 2009.

Annual Incentives

Performance Measures, Goals and Funding.  Each year, the PRC sets organizational performance measures and goals for annual incentive awards based on CIGNA’s business priorities. For each measure, goals are set, meaning a target level of performance is identified. The goals may identify threshold (minimum), target, above target and superior levels of performance. The actual organizational performance serves as the basis for establishing the range of funding available for awards, but the PRC exercises judgment to determine at which point within the range actual funding will be set. The PRC uses discretion within pre-established funding ranges to determine aggregate MIP funding. In exercising its judgment to set funding levels, the PRC considers CIGNA’s performance as a whole (both in absolute terms and relative to competitors) as well as CIGNA’s achievement of the goals within each performance measure.

In addition, a specified threshold level of Adjusted Net Income from Continuing Operations must be met for overall funding for MIP awards. The purpose of the threshold is to reinforce the fundamental importance of achieving CIGNA’s profitability goals. If the Adjusted Net Income threshold is met, the MIP allows for payment of an incentive award even when overall results may be below target. CIGNA believes it is important to maintain this flexibility to retain key talent over the long-term and encourage management to make decisions that could yield lesser results in the short-term, but are in the best interests of our shareholders over the long-term. If the Adjusted Net Income threshold level is not achieved, no annual incentive payouts will be made under the MIP to any employees, including the named executive officers. However, in this instance, a Chairman’s Fund will be established in which approximately 10-15% of potential aggregate funding at target may be made available and may be used to reward and retain key talent. The Chief Executive Officer is not eligible for an award from this fund. During years in which CIGNA’s performance is below the minimum threshold, the retention of key talent is even more critical. Therefore, the PRC believes it is important to retain the flexibility to pay some incentive awards in order to recognize and retain key talent over the long-term.

Annual incentives are administered primarily under the MIP. CIGNA determines the eligibility for the MIP based on role and relevant market data. Each named executive officer is eligible to participate in the MIP. The MIP governs the awards paid to participating executives based on achievement of corporate goals, business unit performance and individual contributions. The performance measures and goals approved for 2008 are described on page 36. Subject to certain limits described below, the actual award for an eligible employee can range from 0-200% of the target and is paid in the first quarter following the end of the performance year.

For named executive officers, annual incentives also are subject to the Executive Incentive Plan (EIP), which operates in conjunction with the MIP. The purpose of the EIP is to ensure that annual incentive awards paid to certain executive officers qualify for treatment as performance-based compensation and remain fully tax deductible. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that CIGNA may deduct for federal income tax purposes for compensation paid to the Chief Executive Officer and each of the three other most highly compensated executive officers, other than the Chief Financial Officer, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by shareholders).

In accordance with Section 162(m) and pursuant to the terms of the EIP, the PRC establishes objective corporate performance goals for the named executive officers within the first 90 days of the beginning of each year. At year end, if the PRC certifies that CIGNA has achieved these performance goals, then each named executive officer is eligible to receive the maximum annual incentive award for that performance year. The maximum award each named executive officer is eligible to receive is $3 million in cash and 225,000 shares of CIGNA common stock.

CIGNA’s achievement of the performance goals for a given performance year does not assure that a named executive officer will receive the maximum award or any award, because the PRC has retained “negative discretion” to reduce the award below the maximum amount. The PRC uses this discretion to reduce the named executive officer’s annual award to an amount determined in accordance with the individual’s annual incentive target by applying the assessment process under the terms of the MIP, as described below. The PRC does not have discretion to increase the size of the awards. The PRC has consistently exercised its negative discretion to reduce the size of annual incentive awards below the maximum.

For 2008, the PRC established the following organizational performance measures and performance levels, which were used to determine the range of potential aggregate funding for MIP awards.

Measure	Weighting	Performance Levels
Adjusted Net Income from Continuing Operations The target for this measure is set as a year over year growth goal for CIGNA’s three ongoing businesses (Health Care, Disability & Life and International).	40%	Superior Above Target Target Threshold

Membership The target for this measure is set as a year over year growth goal for CIGNA’s Health Care business.	20%	Superior Above Target Target Threshold

Operating Expense per Member The target for this measure is based on CIGNA’s plan to improve core operating expenses per member in the Health Care business.	20%	Above Target Target Threshold

2008 Strategic Imperatives Integration of Great-West Healthcare and strategic investment in CIGNA’s foundational service and technology structure.	20%	Funding is based upon PRC evaluation

The goals that the PRC sets for target levels are rigorous and challenging and at the time the PRC approved the performance goals under the MIP for 2008, CIGNA believed that the performance goals were attainable, but not certain to be met. In setting the target performance levels within each performance measure, the PRC considers CIGNA’s earnings estimates for the year, as publicly disclosed, historical company performance and peer performance. To aid the PRC in setting performance targets, the Compensation Consultant presents a comprehensive report annually to the PRC with compensation and performance information that includes historical performance information about CIGNA’s primary peer group.

CIGNA’s full year 2008 adjusted net income from continuing operations for the Company’s three ongoing businesses was $1.178 billion, which was below the estimate of $1.188 billion to $1.242 billion disclosed by CIGNA in February 2008, and was below the target performance level established for the MIP. During the year as economic and competitive challenges escalated, CIGNA revised its full year projections; however, the goals the PRC set at the beginning of the performance period for target levels remained unchanged.

Full year 2008 organic membership growth was approximately 1.3% below year-end 2007 membership excluding the impact of the Great-West Healthcare acquisition. This result was below the full year estimates, as disclosed by CIGNA at the beginning of 2008, and was below the target performance level established for the MIP.

The Health Care core operating expense per member was consistent with the MIP target range. CIGNA performed better than its 2008 plan for Health Care core operating expense per member, which increased 2% year-over-year due to planned strategic investment in market-facing capabilities.

CIGNA also made strategic investments in infrastructure and made good progress in improving foundational service levels and integrating Great-West Healthcare.

2008 target levels for the adjusted net income from continuing operations and membership were not met; the target levels for operating expense per member and strategic imperatives were met. Due to these results, the PRC approved funding significantly below the target range for the enterprise. The CIGNA businesses were funded based on enterprise results and their respective business results.

For the 2008 performance year, MIP target levels were set as follows for the following named executive officers.

	2007 MIP Target	2008 MIP Target
Named Executive Officer	($)	($)	% Change

H. Edward Hanway(1)(2)	3,500,000	3,500,000	—
Michael W. Bell(2)	800,000	800,000	—
David M. Cordani(3)	575,000	700,000	21.7
John M. Murabito(2)	425,000	425,000	—
Carol Ann Petren(2)	600,000	600,000	—

(1)	In December 2008, the PRC reduced Mr. Hanway’s 2009 MIP target (eligible payout in 2010) from $3,500,000 to $2,500,000 to align with the competitive market data.

(2)	MIP targets for 2008 remained the same for Messrs. Hanway, Bell, Murabito and for Ms. Petren because their current MIP targets were competitive with or exceeded the competitive range of the primary market reference.

(3)	Mr. Cordani’s MIP target was adjusted to align to the median of the competitive market data for the President and Chief Operating Officer role.

For 2008 performance year, the PRC and the Board made annual incentive awards to the named executive officers at a level of 0% to 63% of the target award value. Messrs. Hanway, Bell and Cordani did not receive an annual incentive award for 2008 performance. The PRC and for the CEO, the Board of Directors, determined the awards based on of the overall 2008 results of the organization, individual business units and individual performance contributions during 2008.

The decision to not award Messrs. Hanway, Bell and Cordani an annual incentive award was a reflection of CIGNA’s 2008 performance versus target performance levels and their individual performance contributions. As the Chief Executive Officer, the Chief Financial Officer and the President and Chief Operating Officer, respectively, they are ultimately accountable for the performance results of the organization. Consolidated 2008 earnings decreased 20% relative to 2007, including a $267 million after-tax loss due to reserve strengthening in our runoff reinsurance Guaranteed Minimum Death Benefits book of business also known as Variable Annuity Death Benefits (VADBe). Earnings for the Company’s ongoing businesses grew 7% relative to 2007 as earnings growth in Health Care (from the Great-West Healthcare acquisition), Group Insurance and International offset a decline in organic Health Care earnings. Health Care medical membership decreased by 1.3% on an organic basis and increased by 15% including the Great-West Healthcare acquisition.

Total shareholder return for the entire industry and the overall S&P 500 experienced significant pressure during 2008. CIGNA’s performance of -69% was close to the median of the competitive peer group. Over the three-year period from 2006 to 2008, the Company’s total shareholder return was down 23%, which was better than the median of the competitive peer group. CIGNA’s three-year shareholder return was below that of the S&P 500, which was down 8% over the same period.

Each of the following named executive officers received awards that reflected the annual organization and business unit results, adjusted for the assessment of each officer’s performance throughout 2008.

Mr. Murabito’s MIP award was 59% of target. Under Mr. Murabito’s leadership, the Human Resources and Services organization successfully integrated Great-West Healthcare from a people, services and culture perspective. Mr. Murabito also led the advancement of CIGNA’s talent planning process and leadership development strategy, enabling leaders to build strong teams and to focus on development, particularly of their top talent. Also, in 2008 Mr. Murabito continued to drive a people strategy that is directly aligned to CIGNA’s enterprise business value proposition and specific business unit imperatives, developed a strategy for enhancing the physical work environment in a cost effective manner and furthered the strategy to support and encourage the health of the Company’s employees through the Healthy Life Strategy.

Ms. Petren’s MIP award was 63% of target. Under Ms. Petren’s leadership the legal department provided key support for the Great-West Healthcare acquisition, including negotiating the acquisition agreement and obtaining regulatory approvals. Additionally, Ms. Petren led litigation efforts, securing favorable settlements in a number of major cases and she implemented an enterprise-wide compliance model. Ms. Petren’s legal department continued to shape CIGNA’s public policy and advocacy and provide counsel for business launches and expansions domestically and abroad. Ms. Petren also developed and advocated the Company’s public policy position on both the federal and state fronts and enhanced CIGNA’s position as a thought leader in the industry.

Performance Measure Design Changes.  The Compensation Consultant provides an annual review and ongoing advice as needed on the design of CIGNA’s annual and long-term incentive programs and briefs the PRC on executive compensation trends among CIGNA’s peers and broader industry. During the annual review process for the 2008 annual incentive award program, the PRC approved the following changes to the weighting of performance measures for the annual incentive award program:

•	the weighting of the Adjusted Net Income from Continuing Operations measure was changed from 50% to 40%. This change maintained Adjusted Net Income as the measure with the most significant weighting but allowed for an increase to the weighting of the Strategic Imperatives measure for 2008; and

•	the weighting of the strategic imperative measure was changed from 10% to 20%. This increase in the weighting was made to reflect the importance of the integration of Great-West Healthcare as well as the importance of strengthening CIGNA’s foundational service and technology structure.

In January 2009, the PRC approved a change to the 2009 annual incentive award program that adjusted the weighting of the Adjusted Net Income from Continuing Operations measure from 40% to 50% and the weighting of Strategic Imperatives measure from 20% to 10%. As described above, the 2008 20% weighting of the Strategic Imperatives measure was made to underscore the importance of the integration of Great-West Healthcare to the Company’s performance. As the integration has progressed, the PRC determined that the weighting should be shifted back to focus more on the earnings measure in the 2009 program.

Long-Term Incentives

Long-term incentives are administered under the CIGNA Long-Term Incentive Plan. In February 2008, the executives received both stock options and SPUs as their annual long-term incentive awards. The long-term incentive target is expressed as a dollar value and is determined based on the relevant market data for the executive’s role. An executive can receive an award between 0 and 200% of their individual target based on organizational and individual performance. After the target percentage is determined for an executive’s award, the award is delivered in stock options and/or SPUs.

CIGNA awards stock options under the Long-Term Incentive Plan in order to:

•	strengthen the alignment between executives and CIGNA shareholders by providing value to the executive only if CIGNA stock price increases (CIGNA’s ultimate objective is to increase shareholder value, and stock options are the primary vehicle for ensuring that CIGNA’s executives are aligned with that goal);

•	reinforce long-term shareholder value creation by providing a 10-year stock option life; and

•	provide retention incentive to executives (options gradually become exercisable over a three-year period, so an executive cannot generally exercise all the options unless he or she has remained in continuous employment with the Company for at least three years).

CIGNA’s SPU program, administered under the Long-Term Incentive Plan, is designed to promote profitable growth and to reinforce CIGNA’s objective of having its shareholder return outperform that of its peers. SPUs are performance awards denominated in units that may be paid in cash or shares of CIGNA common stock.

SPU value is based on CIGNA’s performance over a three year period measured against pre-established criteria including performance versus CIGNA’s competitors. The SPU program is intended to:

•	reinforce the link between pay and performance both at the time of award and payout. The target value for SPUs is $75 per unit under the CIGNA Long-Term Incentive Plan. The value may increase to as much as $200 per unit for superior performance results over the three-year performance period and decrease to as low as $0 for below threshold results;

•	give the PRC the flexibility to determine SPU payout levels after evaluating the Company’s overall performance. Starting with awards of SPUs made in 2005 for the 2006-2008 awards cycle, even if CIGNA attains pre-established performance goals based on a defined set of measures, the PRC still has the flexibility to reduce payout below the maximum formula driven SPU value;

•	align sustained superior financial performance and strategic accomplishments over a three-year timeframe with above-market rewards; and

•	encourage executive ownership of CIGNA stock. SPU payouts may be made in shares of CIGNA stock instead of cash to those executives who have not yet reached their required stock ownership under CIGNA’s executive ownership guidelines described on page 41.

The SPU award performance cycles that include 2008 are listed below and descriptions of how SPU payments are calculated appear in the narratives to the Summary Compensation and Grants of Plan-Based Awards Tables beginning on pages 46 and 49, respectively.

Award Year	Performance Period	Scheduled Payout

2006	2006-2008	2009
2007	2007-2009	2010
2008	2008-2010	2011

At the time the PRC approved the performance measures and goals for the 2006-2008, 2007-2009 and 2008-2010 performance cycles, the PRC anticipated that the achievement of threshold levels of performance would be attainable, but not certain, and that the achievement of superior levels of performance would be unlikely.

The long-term incentive (LTI) targets in 2008 for each named executive officer did not change from 2007 levels as shown in the chart below. The PRC determined that no changes were necessary as the targets were determined to be competitive with desired market levels.

		2008 Long-
	2007 Long-term	term Incentive
	Incentive Target	Target
Named Executive Officer	($)	($)	% Change

H. Edward Hanway(1)	10,500,000	10,500,000	—
Michael W. Bell	3,160,000	3,160,000	—
David M. Cordani(2)	3,560,000	3,560,000	—
John M. Murabito	900,000	900,000	—
Carol Ann Petren	1,500,000	1,500,000	—

(1)	In December 2008, the PRC approved an increase to Mr. Hanway’s LTI target for 2009 from $10,500,000 to $11,000,000. This target amount does not include the additional 2009 long-term incentive target reduction of 20% which would decrease the 2009 LTI target to $8,800,000.

(2)	In June 2008, Mr. Cordani’s LTI target for 2009 was changed from $3,560,000 to $4,590,000 to align with the primary market data for the President and Chief Operating Officer. Other than for Messrs. Cordani and Hanway, the 2009 LTI targets for the named executive officers did not change.

In 2008, LTI awards (grants of stock options and SPUs) were approved for the named executive officers at a level of 110% to 122% of the target award value. The awards were made above-target as a reflection of the strong performance year that CIGNA had in 2007, including CIGNA’s consolidated earnings increasing approximately 7% relative to 2006 year-over-year growth in the three ongoing businesses, earnings per share increasing 26% and CIGNA’s total shareholder return of approximately 23%. Individual named executive officer performance, retention considerations and changes in roles or responsibilities also were considered in determining award levels.

The PRC made the 2008 annual long-term incentive awards, including stock options and SPUs, during the fourth week of February 2008, after CIGNA’s annual earnings release and following the end of a quarterly blackout period. In 2008, the LTI award for each named executive officer was awarded 50% through stock options and 50% through SPUs. A factor in determining the stock option award percentage, relative to the total LTI award, is that CIGNA manages to an annual share usage maximum. In 2008, CIGNA limited the total number of shares used for equity awards in any year to all employees to no more than 2% of the number of shares of common stock outstanding. In 2009, the PRC approved a 20% reduction in all long term incentive targets and a cap on the maximum number of options that could be awarded to each executive officer. These steps were taken to manage the 2009 share usage in light of the stock price depreciation. The number of stock options granted in 2008 and SPUs awarded for the 2008-2010 performance cycle to each named executive officer is set forth in the Grants of Plan Based Awards Table on page 49.

The actual payout level for SPUs is determined by the PRC by considering an overall assessment of CIGNA performance against the pre-established goals during the three-year performance period. The PRC also has discretion to reduce the payout due to any unusual factors impacting reported financial results. As with the MIP program, this approach allows the PRC to consider the totality of CIGNA performance in determining final awards, rather than using a purely mechanical formula. In 2008, the PRC elected to make SPU payouts in cash to the named executive officers that had met their stock ownership guidelines at the time of the awards. Messrs. Hanway, Bell, Cordani and Murabito received the SPU payouts in cash and Ms. Petren received half of her SPU payout in CIGNA common stock and half in cash.

CIGNA may award transitional SPUs to newly-hired executives, employees who first become eligible to receive SPUs in mid-year due to a promotion and increased responsibilities, and executives whose long-term incentive target is increased mid-year with a resulting increase to his/her SPU target. Transitional SPU awards for executive officers are recommended by the Chief Executive Officer and subject to the PRC’s approval. A typical award of transitional SPUs includes SPUs for three performance periods, because three SPU performance periods are running concurrently at any time. Generally, the number of transitional SPUs awarded is based on the difference between an executive’s current, if any, long-term incentive target and the new target, prorated for the number of months remaining in the respective performance periods.

All executives have accountability for achieving SPU goals. Transitional SPUs are awarded to help retain executives and support internal equity so that all executives have a meaningful stake in attaining pre-established SPU performance goals. In that way, executives who become newly eligible to participate in the SPU program, or participate at a higher award level mid-cycle, can be rewarded in the same way as other executives who have already received SPU awards. Mr. Cordani was awarded transitional SPUs in 2008 when he was promoted his LTI target was adjusted to align with primary market data for the President and Chief Operating Officer.

SPU payouts for the 2006-2008 period are disclosed in column (g) of the Summary Compensation Table on page 46 and a summary of the SPU program appears in the Summary Compensation Table Narrative on page 48. Payouts for the 2007-2009 periods will be made in 2010. Awards for the 2008-2010 period are listed in the Grants of Plan-Based Awards Table on page 49 and a summary of these SPU programs appears in the narrative to the Grants of Plan-Based Awards Table on page 50.

CIGNA calculates the SPU portion of the LTI award by dividing the intended SPU dollar value by $75, the SPU target value.

Retention Actions

Although the PRC does not generally consider prior awards in determining a subsequent performance period’s awards, it may consider outstanding unvested awards in order to determine existing retention incentive values when there is potential risk of recruitment of the Company’s key executives.

In January 2008, the PRC awarded “off-cycle” grants of options to purchase 215,177 shares of CIGNA common stock to Michael W. Bell, Executive Vice President and Chief Financial Officer, and David M. Cordani, President and Chief Operating Officer. The PRC approved these awards based on the contributions of these officers and in order to reinforce their long-term career potential at CIGNA. Because the awards were approved during a quarterly blackout period, the grant date for each stock option award was the first day following the end of the blackout period.

Promotion

Mr. Cordani was promoted to President and Chief Operating Officer in June 2008. As President and Chief Operating Officer, Mr. Cordani’s role is to lead all ongoing businesses. Given his new role, Mr. Cordani’s total compensation was adjusted to align with the new primary market reference of his position to reflect the change in his position and the value he brings to the Company.

Executive Stock Ownership

CIGNA believes that executive stock ownership is a critical tool used to encourage strong alignment between management and shareholder interests. CIGNA has adopted policies that require named executive officers to have a meaningful economic stake in CIGNA as shareholders. CIGNA believes that requiring executives to meet ownership guidelines encourages them to act in the best long-term interests of CIGNA shareholders.

In 2008, the Compensation Consultant compared CIGNA’s stock ownership guidelines to those of its peers and the broader market and found that CIGNA’s guidelines were aligned with market practices. The Compensation Consultant also recommended an increase to the stock ownership guidelines for the President and Chief Operating Officer from three times base salary to four times base salary. The PRC approved the change, effective October 22, 2008. Consistent with market practice, CIGNA’s stock ownership guidelines have the following features:

•	The Chief Executive Officer is required to own stock valued at five times base salary, the President and Chief Operating Officer is required to own stock valued at four times base salary and other executive officers are required to own stock valued at three times base salary.

•	Wholly-owned shares, restricted stock, stock equivalents and shares owned through benefit plans (such as investments in the CIGNA Stock Fund of the CIGNA 401(k) Plan) are counted towards meeting guidelines. Unexercised stock options are not counted toward these guidelines.

•	If a named executive officer has not met stock ownership guideline targets, the PRC may require that the officer’s SPU payouts be made in the form of shares of CIGNA common stock.

CIGNA evaluates situations in which executives are below their guidelines on a case-by-case basis rather than setting a formal deadline for executives to meet stock ownership guidelines. In general, however, CIGNA expects executives to accumulate required shares as quickly as practical.

CIGNA has other practices in place to encourage a long-term ownership philosophy for executives including:

•	allowing executives to sell only shares that exceed ownership guidelines;

•	requiring Chief Executive Officer approval of all sales by executive officers;

•	requiring General Counsel approval of all sales by the Chief Executive Officer; and

•	prohibiting the sale of more than 25% of the shares held above guidelines in any single open period.

In January 2007, the PRC approved an additional stock ownership practice that requires executive officers to retain, for at least one year, a minimum of 50% of the shares acquired upon exercise of any stock options and 50% of shares acquired upon vesting of restricted stock grants. This mandatory holding period is an additional measure to encourage share retention and align executive officers’ interests with those of CIGNA shareholders.

In addition, each of CIGNA’s named executive officers is prohibited from engaging in a short sale of CIGNA stock to hedge the economic risk of owning CIGNA stock.

All of CIGNA’s named executive officers were at or above stock ownership guidelines with the exception of Mr. Cordani who became President and Chief Operating Officer in 2008 and whose ownership guideline was increased subsequent to his promotion and Ms. Petren who joined CIGNA in 2006.

Retirement and Deferred Compensation

Defined Benefit Pension Plans

CIGNA maintains the following defined benefit pension plans:

•	The CIGNA Pension Plan is a funded, tax-qualified plan for U.S. employees. (Before 2000 several CIGNA subsidiaries in the U.S. maintained separate pension plans. These plans have been merged into the CIGNA Pension Plan.)

•	The CIGNA Supplemental Pension Plan is an unfunded, nonqualified plan for U.S. employees. It provides benefits not payable under the qualified plan because of limits imposed by federal income tax laws. It is “unfunded” because there is no advance funding of benefits through a trust fund or other pool of assets. Benefits are paid when due out of the Company’s general assets.

All of these pension plans are intended to:

•	attract and retain qualified employees; and

•	provide a total compensation package that is competitive with what CIGNA’s peer group companies provide.

The CIGNA Pension Plan comprises Parts A and B. Part A covers certain employees hired before 1989, while Part B covers all other U.S. employees. The formulas apply equally to named executive officers and other employees. Part A includes a frozen formula based on credited service as of March 31, 2008 and eligible earnings as of December 31, 2009, and effective April 1, 2008 a new cash balance formula that provides a reduced level of benefits.

Additional information about pension benefits can be found in the Pension Benefits Table on page 55 and the Pension Benefits Table Narrative beginning on page 55.

Nonqualified Deferred Compensation Plan

CIGNA provides the named executive officers and certain other employees with the opportunity to defer base salary and annual incentive awards under the CIGNA Deferred Compensation Plan. The purpose of this plan is to provide eligible employees an opportunity to postpone both the receipt of compensation and the income tax on that compensation—typically until after termination of CIGNA employment. Participants elect when to receive a payout and can choose to receive the deferred compensation in a single lump sum or in annual installments. For amounts deferred before 2004, participants can request an accelerated payment of all or part of their account balance subject to a 10% penalty. Otherwise, early withdrawals are permitted only under financial hardship circumstances.

In prior years, the PRC also mandated deferral of certain compensation by the Chief Executive Officer because immediate payment of that compensation would not be deductible by CIGNA due to limits imposed by Section 162(m) of the Internal Revenue Code. In 2008 and 2009, the PRC did not mandate deferral of non-performance-based compensation paid to any named executive officer. In future years, the PRC may determine before the beginning of the calendar year that it will mandate deferral of some or all non-performance-based compensation based on an evaluation of the projected amount of non-deductible compensation and current Internal Revenue Code rules.

Additional information regarding deferred compensation can be found in the Nonqualified Deferred Compensation Table on page 58 and the Nonqualified Deferred Compensation Table Narrative on page 58.

Other Benefits and Perquisites

The named executive officers are eligible to receive all of the benefits offered to CIGNA employees generally, including medical benefits, other health and welfare benefits, participation in the 401(k) Plan (including the Company’s matching contribution), the defined benefit pension plan (as described on page 55) and other voluntary benefits.

Perquisites are not a major portion of CIGNA’s total executive compensation. In 2008, CIGNA provided the following benefits and perquisites to its executives, primarily to attract and retain key talent, but also to ensure the safety and security of its executive officers: the use of corporate aircraft; installation and maintenance of security alarm systems at executive officers’ residences; the use of a company car and driver by the Chief Executive Officer and other CIGNA executive officers; payment of costs associated with an annual physical and related tests; membership in an international emergency medical, personal, travel and security assistance program; in-office meals; relocation benefits, which are available on a broad basis to all employees; tax reimbursement for taxes associated with job-related relocation; financial planning, tax preparation, and legal services related to estate planning for executive officer level employees. In recognition of the challenging economic and competitive environment, management has made a decision to discontinue paying for in-office meals.

These perquisites and the associated value and methodology for valuation are described in the footnotes to the Summary Compensation Table on page 46.

Relocation

Ms. Petren was hired as the Executive Vice President, General Counsel and Public Affairs beginning May 15, 2006. As part of the negotiated recruitment of a critical executive, Ms. Petren received the following relocation benefits, the value of which is disclosed in the Summary Compensation Table on page 46:

•	temporary living costs;

•	title search and inspections;

•	storage of household goods; and

•	tax assistance.

Additional information about these benefits is included in footnote (8) to the Summary Compensation Table on page 47.

Employment Arrangements and Post-Termination Payments

Consistent with its compensation philosophy, CIGNA generally does not enter into employment contracts or other advance arrangements with its executive officers that provide for the payment of severance pay upon termination of employment (other than for severance in the event of a termination following a change of control). CIGNA does not provide any single-trigger change in control benefits (that is, a mere change of control itself does not trigger such benefits). As a result, executive officers serve at the will of CIGNA and its Board of Directors and their entitlement to base salary, annual incentives and long-term incentives ceases at termination. Thus, other than after a change of control as outlined below, the PRC has discretion to determine whether to make any salary, bonus or SPU payments to a terminated executive officer. The PRC addresses situations on a case-by-case basis given individual circumstances.

CIGNA has also established policies related to the impact of various termination events on stock option and restricted stock awards. If a named executive officer terminates prior to vesting, option and restricted stock awards are generally forfeited subject to specific exceptions. These exceptions include termination of employment on account of death and disability. In these exceptional cases, awards vest as of the termination date to enable the executive or his or her estate to realize the equity value that existed at the time of the termination event. In the case of voluntary retirement, stock options vest on the date of retirement so that an employee’s decision as to the appropriate date of retirement is not influenced by potential lost compensation. The intent of that arrangement is to avoid discouraging retirement when the executive has reached eligibility for early retirement. For restricted stock, the PRC has the discretion to vest unvested awards at retirement which allows a case-by-case examination of the particular set of circumstances. These policies are designed to enable CIGNA’s Board of Directors or the PRC to remove an executive officer prior to retirement whenever it is in the best interests of CIGNA and to give CIGNA full discretion to develop an appropriate severance package on a case-by-case basis. When an executive officer is removed from his or her position, the PRC exercises its business judgment in approving an appropriate severance arrangement for the individual in light of all relevant circumstances, including, but not limited to, his or her term of employment, past accomplishments, reasons for termination, opportunity for future employment and total unvested compensation. Historically, the PRC has approved varying amounts of severance pay for executive officers.

CIGNA’s change of control policies are intended to provide CIGNA’s named executive officers with sufficient economic value in the event of termination so that they are encouraged to continue to act in the best interest of shareholders in evaluating potential transactions. The PRC approved amendments in April 2008 eliminating post-separation financial services and tax preparation benefits for those terminated after a change of control. This action was taken to better align post separation executive benefits to the market place. In addition, the golden parachute excise tax gross-up in a change-in-control situation was made conditional. The components of the change of control payments are as follows:

•	Severance payments are made only upon a change of control of CIGNA followed by the termination of an executive officer under certain circumstances as described under Potential Payments upon Termination or Change of Control beginning on page 58.

•	For named executive officers, cash severance is a specified multiple of base salary plus a specified multiple of the higher of the most recent annual incentive paid or the target annual incentive paid in a lump sum.

•	Unvested stock options and restricted stock vest upon termination of employment following a change of control. As a result, if an executive is involuntarily terminated or resigns for good reason (such as reduction in compensation or responsibilities) after a change of control, the executive is able to realize the shareholder value to which he or she contributed while employed at CIGNA.

•	Unvested SPUs are paid at the highest of: (1) unit target value; (2) value for any unit payments in the most recent 12 months; or (3) average of the values established by the PRC for the most recent two SPU payouts. The intent of this SPU payment formula is to provide executives with a reasonable estimate of the potential payouts under the SPU program and to avoid placing executives at a disadvantage as a result of a change of control.

•	Tax reimbursements for Internal Revenue Code Section 4999 (golden parachute excise) taxes may be provided. It allows CIGNA to be market competitive to attract and retain executive talent. This tax reimbursement will be paid to an executive only if the total payments subject to the excise tax exceed the payment cap that triggers the tax by more than 10%. If payments exceed the cap by less than 10%, they will be cut back to avoid application of the excise tax.

Disgorgement of Awards

As provided by its Board Practices, the Board of Directors has the authority to make retroactive adjustments to any cash incentive compensation paid to executive officers upon certain terms in the event of a restatement of financial results. The Board will, in all appropriate cases and to the full extent permitted by governing law, require reimbursement of any bonus or other cash incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if:

•	the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement;

•	the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and

•	the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

In addition, pursuant to the terms and conditions of CIGNA’s stock option and restricted stock awards, a restitution provision applies to any CIGNA employee, including any named executive officer, who:

•	is terminated by CIGNA due to misconduct;

•	engages in behavior that would be considered grounds for termination due to misconduct;

•	competes with CIGNA within one year following any voluntary termination;

•	solicits a CIGNA employee or customer within one year following any termination;

•	discloses CIGNA confidential information improperly; or

•	fails to assist CIGNA in the handling of investigations, litigation, or agency matters with respect to which the employee has relevant information.

If an executive engages in any of the above “restitution events,” any option gains realized over the two years prior to the “restitution event” and the value of any restricted stock vesting over the year prior to the “restitution event” are required to be paid back to CIGNA. These provisions are designed to discourage executives from engaging in activities that can cause CIGNA competitive harm and to support retention.

EXECUTIVE COMPENSATION

The following information describes how CIGNA compensates its “named executive officers.”

Summary Compensation Table

This table includes information regarding 2006, 2007 and 2008 compensation for each of the named executive officers. Other tables in this proxy statement provide more detail about specific types of compensation.

							Change in
							Pension
							Value and
						Non-equity	Nonqualified
						incentive	Deferred
					Option	plan	Compensation	All other
		Salary	Bonus	Stock Awards	Awards	compensation	Earnings	compensation	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(3)	(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)(8)	(j)

H. Edward Hanway	2008	1,142,885	—	0	3,601,966	6,650,000	820,097	21,792	12,236,740
Chairman and Chief	2007	1,110,000	—	452,886	4,626,316	17,999,970	1,618,584	38,704	25,846,460
Executive Officer	2006	1,101,923	—	1,994,708	5,977,793	11,249,389	626,756	63,917	21,014,486
Michael W. Bell	2008	631,923	—	0	1,868,002	1,493,450	235,228	6,945	4,235,548
Executive Vice President	2007	600,577	—	12,974	1,209,445	4,950,000	145,504	8,077	6,926,577
and Chief Financial Officer	2006	569,615	—	334,968	1,143,202	3,729,800	279,277	11,392	6,068,254
David M. Cordani(1)	2008	701,500	—	0	1,882,495	1,583,960	135,966	17,240	4,321,161
President and Chief	2007	625,577	—	2,789	870,870	3,040,400	130,561	7,603	4,677,800
Operating Officer	2006	537,577	—	110,704	532,208	1,841,841	93,607	18,705	3,134,642
John M. Murabito	2008	587,606	—	110,006	399,824	763,450	82,791	7,411	1,951,088
Executive Vice President,	2007	552,692	—	27,501	409,849	1,980,000	79,074	8,176	3,057,292
Human Resources and Services	2006	530,962	—	123,772	501,884	1,448,681	74,085	10,628	2,690,012
Carol Ann Petren(2)	2008	558,269	—	20,434	411,924	1,075,000	98,973	20,074	2,184,674
Executive Vice President and General Counsel	2007	535,962	—	770,432	184,362	1,425,002	87,650	107,688	3,111,096

(1)	Mr. Cordani was promoted to his position as President and Chief Operating Officer in June 2008.

(2)	Ms. Petren did not become a named executive officer until 2007 so information regarding 2006 was not included nor required. Ms. Petren’s strategic performance unit payout of $1,500,000 for the three-year performance period ending December 31, 2007 was paid in cash in the amount of $750,002 and in CIGNA common stock valued at $749,998. Therefore, the amounts for 2007 listed in column (e) and column (g) have been adjusted accordingly.

(3)	In proxy statements prior to 2007, CIGNA reported annual incentive payouts as bonus. CIGNA now reports annual incentive payouts, including payouts for years prior to 2007 in column (g) because they are governed by the MIP and the EIP, which include established criteria, a risk of forfeiture, and goals that are not certain to be met. As reflected in column (g), Messrs Hanway, Bell and Cordani received no annual incentive payout for 2008.

(4)	Represents the compensation cost incurred by CIGNA in 2008 computed in accordance with SFAS 123R, applying the same assumptions as CIGNA applies for financial statement reporting purposes as described in Note 19 to CIGNA’s consolidated financial statements in the Company Annual Report on Form 10-K for the year ended December 31, 2008 (disregarding any estimates for forfeitures) for the following awards made under the Long-Term Incentive Plan: (1) a restricted stock grant made to Mr. Murabito in 2007 for retention purposes; and (2) a restricted stock grant made to Ms. Petren in 2006 as part of her offer of employment. For grants of restricted stock, the value actually realized by an executive officer is based on the fair market value on the date the restriction lapses, per the terms of each respective grant.

(5)	Represents the compensation cost incurred by CIGNA in 2008 for stock option awards made under the Long-Term Incentive Plan, computed in accordance with SFAS 123R, applying the same valuation model and assumptions as CIGNA applies for financial statement reporting purposes as described in Note 19 to CIGNA’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (disregarding any estimates for forfeitures). Mr. Hanway was eligible for early retirement in 2008 and Ms. Petren becomes eligible for early retirement in June 2010. Because the Long-Term Incentive Plan accelerates vesting of stock options upon early retirement, the compensation cost for his stock option award reflects this acceleration. The value actually realized by an executive officer from a stock option award depends on the terms of the award and upon increases in the price of CIGNA’s common stock.

(6)	This column reflects performance-based compensation described under the MIP beginning on page 35 and Long-Term Incentives beginning on page 38. The compensation delivered versus the targets is based on individual, business unit and organization performance. Specifically, the following 2008 awards are reflected:

•	estimated strategic performance unit payouts for the three-year period ending December 31, 2008 in the amount of $6,650,000 for Mr. Hanway, $1,493,450 for Mr. Bell; $1,583,960 for Mr. Cordani; $513,450 for Mr. Murabito; and $700,000 for Ms. Petren. The actual unit value will be determined by the PRC no later than April 2009 and payouts made thereafter.

•	annual incentive payouts under the MIP for the year ending December 31, 2008 determined by the PRC and the Board in February 2009 and paid thereafter in the amount of $0 for Mr. Hanway, $0 for Mr. Bell; $0 for Mr. Cordani; $250,000 for Mr. Murabito; and $375,000 for Ms. Petren.

(7)	This column includes the aggregate changes in actuarial present value of accumulated benefits under the pension plans, which value increases and decreases from period to period and is subject to the assumptions discussed in connection with the Pension Benefits Table on page 55. During 2007, Mr. Hanway met the Pension Plan’s eligibility requirements for additional benefits payable upon his death; this additional value is included. Information regarding the named executive officers’ accumulated benefits under the pension plans is on page 55. The amounts in this column do not include deferred compensation because the Company does not provide above market earnings to executive officers.

(8)	This column includes:

•	CIGNA’s matching contributions to the named executive officers under its 401(k) Plan;

•	dividend earnings on the restricted stock awards in 2008 of: $183 for Mr. Hanway; $45 for Mr. Bell; $10 for Mr. Cordani; $511 for Mr. Murabito; and $165 for Ms. Petren;

•	tax reimbursement in 2008 of $154 for Ms. Petren related to allowances associated with relocation, which is further described in footnote (ii) below.

•	2008 perquisites valued at incremental cost (the cost incurred by CIGNA due to the named executive officer’s personal use or benefit) as shown in the following table:

	Executive		Security Alarm
	Financial		Installation
	Services/Tax		and	Car and	In-Office
	Preparation	Relocation	Maintenance	Driver	Meals	Other	Total
Name	($)(i)	($)(ii)	($)(iii)	($)(iv)	($)(v)	($)(vi)	($)

H. Edward Hanway	9,680	—	601	2,017	1,785	1,122	15,205
David M. Cordani	9,350	—	387	—	378	215	10,330
Carol Ann Petren	7,250	1,504	2,029	—	1,407	665	12,855

(i)	Represents the fees paid by the Company for financial planning, tax preparation and legal services related to financial and estate planning.

(ii)	Represents the following benefits and allowances related to Ms. Petren’s relocation package due to her assumption of the duties as CIGNA’s General Counsel: costs associated with the title search and inspections of the former residence $1,158; temporary living costs for Ms. Petren’s spouse $243; and storage of goods $103.

(iii)	Represents the cost to the Company of security alarm maintenance as well as for Ms. Petren, installation.

(iv)	Represents the cost to the Company of mileage and maintenance for personal use of the company-owned car and driver available to all executives.

(v)	Represents cost to the Company of in-office meals. This perquisite was discontinued in 2009.

(vi)	Represents cost to the Company of a membership fee for worldwide emergency assistance services, and fees paid for an annual medical examination and any related medical tests.

Summary Compensation Table Narrative

Annual Incentives

Annual incentives are paid in cash in the first quarter of the calendar year following the close of the performance year. The Executive Incentive Plan requires that any bonus award above $3 million is to be made in shares of CIGNA common stock. There were no bonus awards for the 2008 performance year above $3 million.

Strategic Performance Units (SPUs)

SPUs are performance-based long-term incentive awards denominated in units that can be paid in cash and/or shares of CIGNA common stock. SPU value is based on CIGNA’s performance over a three-year period against pre-established goals as described below. For more information about SPUs, see Long-Term Incentives beginning on page 38.

2006-2008 SPUs.  The PRC awarded SPUs for the 2006-2008 performance period in February 2006. Those awards reflect the program design that was adopted in 2005. The PRC has established specific goals with threshold, target and superior ranges of performance and payouts for each level of performance versus the goals within each performance measure.

For the 2006-2008 cycle, SPUs are valued based on: (1) CIGNA’s Total Shareholder Return (TSR) relative to that of its health care peer group; and (2) CIGNA’s absolute cumulative adjusted net income for the three year period. The health care peer group consists of the members of CIGNA’s competitive peer group (excluding Coventry which was added at the end of 2007), described on page 32. For the TSR performance measure, the PRC approved three tiers of maximum SPU values based on CIGNA’s ranking relative to its peer group as well as a bottom tier at which no amount will be paid. The PRC approved four tiers of maximum SPU values for the absolute cumulative adjusted net income performance measure as well as a threshold value below which no awards would be paid. Estimated SPU payouts are reported for year 2008 in column (g) of the Summary Compensation Table for all named executive officers.

2007-2009 SPUs.  The PRC awarded SPUs for the 2007-2009 performance period in February 2007. Those awards reflect the program design that was adopted in 2005. The PRC has established specific goals with threshold, target and superior ranges of performance and payouts for each level of performance versus the goals within each performance measure.

The measures and the levels of performance as well as the peer group are the same as those described for the 2006-2008 cycle.

CIGNA has structured the 2006-2008, 2007-2009 and 2008-2010 SPU programs for named executive officers to permit CIGNA to deduct SPU payments to named executive officers as performance-based compensation under Internal Revenue Code Section 162(m). In order for named executive officers to receive any SPU payouts, objective performance goals, set by the PRC, must first be satisfied. The maximum payout per SPU is $200. The PRC may exercise its discretion to reduce the size of awards after applying the criteria described above under 2005-2007 SPUs, 2006-2008 SPUs and 2007-2009 SPUs to establish an appropriate unit value. However, the PRC does not have the authority to increase the size of any SPU awards.

Grants of Plan-Based Awards in Fiscal Year 2008

This table provides information about annual incentive targets for 2008 and grants of plan-based awards made in 2008 to the named executive officers. Specifically, the following table captures: (1) the 2008 annual incentive targets and maximum values approved by the PRC for the named executive officers on December 10, 2007 and for Mr. Cordani on June 25, 2008; (2) the stock options granted to the named executive officers on February 27, 2008 by the PRC as part of the annual long-term incentive awards; (3) for Messrs. Bell and Cordani, stock option retention awards granted by the PRC on February 8, 2008; (4) the SPUs approved by the PRC for named executive officers on February 27, 2008 by the PRC; and (5) for Mr. Cordani, the transitional SPUs approved by the PRC on June 25, 2008. The disclosed amounts do not necessarily reflect the actual amounts that will be paid to the named executive officers. Those amounts will be known only at the time the awards vest or become payable.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards
										All Other	All Other
										Stock	Option			Grant
										Awards:	Awards:	Exercise	Closing	Date Fair
										Number	Number of	or Base	Market	Value of
										of Shares	Securities	Price of	Price on	Stock and
		Committee	Units							of Stock	Underlying	Options	Date of	Option
	Grant	Approval	Awarded		Threshold	Target		Maximum		or Units	Options	Awards	Grant	Awards
Name	Date	Date	(#)		($)	($)		($)		(#)	(#)	($/Sh)	($)	($)
(a)	(b)	(c)	(d)		(e)	(f)		(g)		(h)	(i)(5)	(j)(6)	(k)	(l)(7)

H. Edward Hanway	NA	12/10/2007	—		—	3,500,000	(3)	7,000,000	(3)	—	—	—	—	—
	NA	2/27/2008	77,000	(1)	—	5,775,000		15,400,000	(4)	—	—	—	—	—
	2/27/2008	2/27/2008	—		—	—		—		—	247,218	47.925	47.720	3,601,966

Michael W. Bell	NA	12/10/2007	—		—	800,000	(3)	1,600,000	(3)	—	—	—	—	—
	2/8/2008	1/22/2008	—		—	—		—		—	215,177	47.665	47.580	3,335,244
	NA	2/27/2008	23,334	(1)	—	1,750,050		4,666,800	(4)	—	—	—	—	—
	2/27/2008	2/27/2008	—		—	—		—		—	74,915	47.925	47.720	1,091,512

David M. Cordani	2/8/2008	1/22/2008	—		—	—		—		—	215,177	47.665	47.580	3,335,244
	NA	2/27/2008	28,667	(1)	—	2,150,025		5,733,400	(4)	—	—	—	—	—
	2/27/2008	2/27/2008	—		—	—		—		—	92,038	47.925	47.720	1,340,994
		6/25/2008	1,143	(2)	—	85,725		228,600	(4)		—	—	—
		6/25/2008	3,430	(2)	—	257,250		686,000	(4)		—	—	—
		6/25/2008	5,717	(2)	—	428,775		1,143,400	(4)		—	—	—
	NA	6/25/2008	—		—	700,000	(3)	1,400,000	(3)	—	—	—	—

John M. Murabito	NA	12/10/2007	—		—	425,000	(3)	850,000	(3)	—	—	—	—	—
	NA	2/27/2008	9,334	(1)	—	700,050		1,866,800	(4)	—	—	—	—	—
	2/27/2008	2/27/2008	—		—	—		—		—	29,966	47.925	47.720	436,605

Carol Ann Petren	NA	12/10/2007	—		—	600,000	(3)	1,200,000	(3)	—	—	—	—	—
	NA	2/27/2008	12,000	(1)	—	900,000		2,400,000	(4)	—	—	—	—	—
	2/27/2008	2/27/2008	—		—	—		—		—	38,528	47.925	47.720	561,353

(1)	Represents SPUs awarded for the 2008-2010 performance period. The PRC will determine payout for these SPUs, if any, in 2011.

(2)	In June 2008, when Mr. Cordani was promoted to President and COO, based on the new long-term incentive target, he was awarded transitional SPUs for the 2006-2008 performance period to be paid in 2009 (1,143 SPUs), the 2007-2009 performance period to be paid in 2010 (3,430 SPUs) and 2008-2010 performance period to be paid in 2011 (5,717 SPUs). See page 40 in the CD&A for additional information on transitional SPUs.

(3)	At its December 2007 meeting, the PRC approved annual incentive targets for the 2008 performance period, to be paid in 2009. In June 2008, the PRC approved a mid-year adjustment to the annual incentive target for Mr. Cordani based on his new role as President and COO. Individual award values can range from 0% to 200% of target (as shown in column g), subject to EIP limits. The actual awards are in the “non-stock incentive plan compensation” column of the Summary Compensation Table on page 46 of this proxy statement. See page 36 in the CD&A for additional information on the annual incentive targets.

(4)	The maximum amount reflects payout of SPUs at the maximum amount per unit of $200 under the Long-Term Incentive Plan, which is subject to downward discretion by the PRC.

(5)	Represents the stock option awards approved by the PRC at its February 2008 meeting as part of each named executive officers’ annual long-term incentive awards and the retention awards approved for Messrs. Cordani and Bell at the January 2008 PRC meeting.

(6)	The exercise price of CIGNA stock options, pursuant to the Long-Term Incentive Plan, is the average of the high and low trading price of CIGNA common stock on the grant date.

(7)	These amounts represents the grant date fair value of option awards computed in accordance with SFAS 123R applying the same model and assumption as CIGNA applies for financial statement reporting purposes. Consistent with market practice, CIGNA stock option awards are calculated using a Black-Scholes value that assumes that all stock options are held full-term. Primarily for this reason, target long-term incentive values may differ from SFAS 123R values reported in this table, which assumes a shorter term.

Grants of Plan-Based Awards Narrative

In order to promote comparability across a broad range of companies, the compensation data used in the market assessment for Long-Term Incentive Plan awards is evaluated using standard assumptions. For instance, the methodology used in the market assessment assumes that all stock options are held for 6.5 years. This assumption is calculated using the Securities and Exchange Commission’s safe harbor methodology and a three-year vesting period. When delivering actual CIGNA common stock option awards, CIGNA uses a Black-Scholes value that assumes that all options are held full-term (10 years). This assumption is used in grant calibration and for internal communication of long-term incentive values to all Long-Term Incentive Plan participants, including the named executive officers. When stock option awards are delivered, the stock option’s exercise price is made equal to the award date fair market value of CIGNA common stock, that is, the average of the high and low stock price on the date of award. This measure of fair market value is a long-standing CIGNA practice, and setting the stock option price no lower than the award date fair market value is required by the CIGNA Long-Term Incentive Plan.

Strategic Performance Units

The PRC awarded SPUs for the 2008-2010 performance period in February 2008. Those awards reflect the program design that was adopted in 2005. The PRC has established specific goals with threshold, target and superior ranges of performance and payouts for each level of performance versus the goals within each performance measure.

The measures and the levels of performance are the same as those described for the 2007-2009 cycle, except that Coventry Healthcare was added to CIGNA’s primary peer group in 2007 and therefore also added to the peer group for TSR within the 2008-2010 SPU performance period.

Outstanding Equity Awards at Fiscal Year-End 2008

This table provides information about unexercised stock options and unvested stock held by the named executive officers at the end of 2008.

	Option awards				Stock awards
	Number of	Number of			Number of	Market value
	securities	securities			shares or	of shares or
	underlying	underlying			units of	units of
	unexercised	unexercised	Option		stock that	stock that
	options	options	exercise	Option	have not	have not
	(#)	(#)	price	expiration	vested	vested
Name	Exercisable	Unexercisable(1)	($)	date	(#)(1)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

H. Edward Hanway	197,484		25.1458	2/23/2010	—	—
	420,000		36.7916	2/28/2011
	63,546		37.1699	2/23/2010
	57,372		30.0549	2/23/2010
	750,000		31.4116	2/27/2012
	99,042		32.3749	2/23/2010
	409,290		29.8066	2/24/2015
	127,999		40.5649	2/22/2016
		64,001	40.5649	2/22/2016
	74,389		46.8833	2/28/2017
		148,736	46.8833	2/28/2017
		247,218	47.9250	2/27/2018

H. Edward Hanway Total:	2,199,122	459,955			—	—
Michael W. Bell	1,314		36.7916	2/23/2010	—	—
	78,000		36.7916	2/28/2011
	2,736		34.7699	2/23/2010
	36,361		29.8066	2/24/2015
	53,039		40.5649	2/22/2016
		26,521	40.5649	2/22/2016
	25,766		46.8833	2/28/2017
		51,517	46.8833	2/28/2017
		215,177	47.6650	2/8/2018
		74,915	47.9250	2/27/2018

Michael W. Bell Total:	197,216	368,130			—	—
David M. Cordani	25,200		36.7916	2/28/2011	—	—
	23,340		31.4116	2/27/2012
	12,729		29.8066	2/24/2015
	41,439		40.5649	2/22/2016
		20,721	40.5649	2/22/2016
	30,432		46.8833	2/28/2017
		60,846	46.8833	2/28/2017
		215,177	47.6650	2/8/2018
		92,038	47.9250	2/27/2018

David M. Cordani Total:	133,140	388,782			—	—

	Option awards				Stock awards
	Number of	Number of			Number of	Market value
	securities	securities			shares or	of shares or
	underlying	underlying			units of	units of
	unexercised	unexercised	Option		stock that	stock that
	options	options	exercise	Option	have not	have not
	(#)	(#)	price	expiration	vested	vested
Name	Exercisable	Unexercisable(1)	($)	date	(#)(1)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

John M. Murabito	40,920		29.8066	2/24/2015	10,216	172,140
	18,239		40.5649	2/22/2016
		9,121	40.5649	2/22/2016
	7,439		46.8833	2/28/2017
		14,875	46.8833	2/28/2017
		29,966	47.9250	2/27/2018

John M. Murabito Total:	66,598	53,962			10,216	172,140
Carol Ann Petren	8,745		30.9883	5/15/2016	3,297	55,554
		4,371	30.9883	5/15/2016
	10,144		46.8833	2/28/2017
		20,282	46.8833	2/28/2017
		38,528	47.9250	2/27/2018

Carol Ann Petren Total:	18,889	63,181			3,297	55,554

(1)	The following table shows the vesting date of the stock options and restricted stock that have not vested, held as of December 31, 2008 by the named executive officers.

	Number of		Number of
	stock options		shares or units
	that have		that have not
	not vested	Vesting Date	vested	Vesting Date

H. Edward Hanway	64,001	2/22/2009
	74,367	2/28/2009
	74,369	2/28/2010
	82,422	2/27/2009
	82,397	2/27/2010
	82,399	2/27/2011
Michael W. Bell	26,521	2/22/2009
	25,758	2/28/2009
	25,759	2/28/2010
	53,794	2/8/2009
	53,794	2/8/2010
	53,794	2/8/2011
	53,795	2/8/2012
	24,976	2/27/2009
	24,969	2/27/2010
	24,970	2/27/2011

	Number of		Number of
	stock options		shares or units
	that have		that have not
	not vested	Vesting Date	vested	Vesting Date

David M. Cordani	20,721	2/22/2009
	30,422	2/28/2009
	30,424	2/28/2010
	53,794	2/8/2009
	53,794	2/8/2010
	53,794	2/8/2011
	53,795	2/8/2012
	30,685	2/27/2009
	30,676	2/27/2010
	30,677	2/27/2011
John M. Murabito	9,121	2/22/2009	5,108	9/14/2010
	7,437	2/28/2009	2,554	9/14/2011
	7,438	2/28/2010	2,554	9/14/2012
	9,990	2/27/2009
	9,987	2/27/2010
	9,989	2/27/2011
Carol Ann Petren	4,371	5/15/2009	1,653	5/15/2009
	10,140	2/28/2009	822	5/15/2010
	10,142	2/28/2010	822	5/15/2011
	12,845	2/27/2009
	12,841	2/27/2010
	12,842	2/27/2011

Option Exercises and Stock Vested in Fiscal Year 2008

This table provides information about the number of shares the named executive officers acquired upon exercise of stock options and vesting of restricted stock and the value they realized upon exercise of those stock options and vesting of restricted stock during 2008. For stock options, the realized value represents the difference between the fair market value on the date of the stock option award and the stock price at the time the option is exercised multiplied by the number of options exercised. For restricted stock, the realized value represents the fair market value on the vesting date multiplied by the number of shares of restricted stock. The amounts in this table reflect CIGNA’s strong emphasis on performance-based and long-term compensation, appreciation of CIGNA’s common stock price, and, for certain employees, tenure with the Company.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	shares acquired	realized	Shares Acquired	Realized
	on exercise	upon exercise	on Vesting	Upon Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

H. Edward Hanway	92,877	1,582,024	18,333	873,109
Michael W. Bell	—	—	4,500	214,313
David M. Cordani	—	—	966	46,006
John M. Murabito	—	—	—	—
Carol Ann Petren	—	—	—	—

Pension Benefits for Fiscal Year 2008

This table shows the present value as of December 31, 2008 of the estimated retirement benefit payable to each of the named executive officers assuming that they retire at normal retirement age. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the named executive officers. Those amounts will be known only at the time that they become payable.

			Normal	Present
		Number of years	retirement	Value of	Payments
		credited service	age	accumulated	during last
Name	Plan name	(#)	(#)	benefit ($)	fiscal year
(a)	(b)	(c)	(d)	(e)	(f)

H. Edward Hanway	CIGNA Pension Plan	30	65	821,787	—
	CIGNA Supplemental Pension Plan	30	65	12,696,432	—
	CIGNA Supplemental Pension Plan of 2005	30	65	2,774,456	—
Michael W. Bell	CIGNA Pension Plan	24	65	301,549	—
	CIGNA Supplemental Pension Plan	24	65	961,769	—
	CIGNA Supplemental Pension Plan of 2005	24	65	992,727	—
David M. Cordani	CIGNA Pension Plan	17	65	179,173	—
	CIGNA Supplemental Pension Plan	17	65	104,893	—
	CIGNA Supplemental Pension Plan of 2005	17	65	325,639	—
John M. Murabito	CIGNA Pension Plan	5	65	76,188	—
	CIGNA Supplemental Pension Plan of 2005	5	65	284,872	—
Carol Ann Petren	CIGNA Pension Plan	3	65	49,606	—
	CIGNA Supplemental Pension Plan of 2005	3	65	158,148	—

Messrs. Hanway and Bell participate in Part A of the CIGNA Pension Plan, the CIGNA Supplemental Pension Plan, and the CIGNA Supplemental Pension Plan of 2005. The new cash balance formula for Part A effective April 1, 2008, is included in the calculation of the present value of accumulated benefit in the table above. Under the new Part A formula, Mr. Hanway’s annual benefit credit percentage is limited to 3% because he has 30 years of credited service. See below for more information on the new Part A formula. The actuarial present values of their accumulated benefits were computed as a single life annuity payable from normal retirement age and then discounted to the present value using the same assumptions as those for CIGNA’s financial reporting, specifically an interest discount rate of 6.25% for the CIGNA Pension Plan and 6.25% for the CIGNA Supplemental Pension Plan and the CIGNA Supplemental Pension Plan of 2005 and the RP 2000 mortality table for those plans.

Mr. Cordani participates in Part B of the CIGNA Pension Plan, the CIGNA Supplemental Pension Plan, and the CIGNA Supplemental Pension Plan of 2005. Mr. Murabito and Ms. Petren participate in Part B of the CIGNA Pension Plan and the CIGNA Supplemental Pension Plan of 2005. The actual Part B account balance, as of December 31, 2008, is listed as the present value of accumulated benefits for each named executive officer.

Pension Benefits Table Narrative

CIGNA Pension Plan

Since 2000 the CIGNA Pension Plan generally has covered all U.S. based employees, including all named executive officers. CIGNA makes all contributions required to meet the minimum funding requirements for plan benefits. Contributions are paid into a trust fund that pays benefits. Vested benefits are not payable until after termination of an employee’s service with CIGNA.

The CIGNA Pension Plan comprises Parts A and B, as described below. Part A covers certain employees hired before 1989, while Part B covers all other U.S. employees. The formulas apply equally to named executive officers and other employees. As explained below, Part A includes a frozen formula based on credited service as of March 31, 2008 and eligible earnings as of December 31, 2009, and effective April 1, 2008 a new cash balance formula that provides a reduced level of benefits. Part B provides only a cash balance benefit.

Pension benefits under both formulas are based on years of credited service and eligible earnings.

•	“Credited service” is generally limited to an employee’s period of service with a CIGNA company while that Company participates in the CIGNA Pension Plan. An employee receives credit for one year of credited service for any calendar year in which he or she is credited with at least 1,000 hours of service.

•	“Eligible earnings” includes base salary and annual incentive—but not payments under any long-term incentive compensation plans.

Part A.  For credited service before April 1, 2008, Part A provides an annual retirement benefit stated in terms of a single life annuity payable at age 65. That annual benefit equals:

•	the employee’s years of credited service (up to a maximum of 30 years);

•	multiplied by 2% of the higher of the employee’s average annual eligible earnings over (a) the final 36 months of service, or (b) the three consecutive calendar years with the highest eligible earnings;

•	minus an offset equal to approximately half of the employee’s annual Social Security benefits.

On March 31, 2008, this formula was frozen so that credited service after March 31, 2008 and eligible earnings after December 31, 2009 are not counted.

Part A benefits under the frozen formula are generally payable only in annuity form as early as age 55. An actuarial reduction applies if benefit payments begin before age 65. Part A benefits became 100% vested upon a participant’s completion of five years of vesting service. All Part A participants are 100% vested.

Effective April 1, 2008, CIGNA adopted a new cash balance formula under Part A. For credited service on or after April 1, 2008, the plan provides a retirement benefit stated as a lump sum hypothetical account balance. That account balance equals the sum of (1) the employee’s accumulated annual benefit credits, and (2) quarterly interest credits.

For each year that an employee earns a year of credited service, the employee’s account receives annual benefit credits equal to the following percentage of eligible earnings: 8% in 2008 (for eligible earnings after March 31, 2008); 9% for 2009; and 10% for 2010 and later. However, after employees have earned 30 years of credited service, the percentage is 3%.

On the last day of each calendar quarter until an employee’s benefit is paid, the employee’s account also receives interest credits, which are based on an annual rate equal to the lesser of 9% or the yield on the five-year U.S. Treasury Constant Maturity Notes for the month of November of the preceding calendar year, plus 25 basis points. However, the annual rate will not be less than 4.5%.

The hypothetical account balance is payable as early as an employee’s termination of employment. Payments may be made in annuity form or lump sum, at the employee’s election.

Part B.  Part B provides a retirement benefit stated as a lump sum hypothetical account balance. That account balance equals the sum of (1) the employee’s accumulated annual benefit credits, and (2) quarterly interest credits.

For each year that an employee is credited with a year of credited service, the employee’s account receives annual benefit credits. Annual benefit credits range from 3% to 8.5% of eligible earnings, based on the employee’s age and accumulated years of credited service.

On the last day of each calendar quarter until an employee’s benefit is paid, the employee’s account also receives interest credits, which are based on an annual rate equal to the lesser of 9% or the yield on the five-year U.S. Treasury Constant Maturity Notes for the month of November of the preceding calendar year, plus 25 basis points. However, the annual rate will not be less than 4.5%.

Part B benefits are payable as early as an employee’s termination of employment. Payments may be made in annuity form or lump sum, at the employee’s election.

As of January 1, 2008, an employee must have at least three years of vesting service to be 100% vested with a right to a Part B pension benefit. “Vesting service” is service with any CIGNA company, even if the Company does not participate in the CIGNA Pension Plan.

Change of Control.  Any participants in Part A or Part B of the CIGNA Pension Plan who are terminated other than for cause, within three years after a change of control of CIGNA would receive certain additional benefits:

•	Part A would provide up to three years of additional service credit and a floor amount of final average earnings based on an employee’s level of earnings at the time of the change of control; and

•	Part B would provide a special benefit credit for the year of the participant’s termination equal to between 3% and 8.5% of the participant’s highest base salary in effect at any time between the date of the change of control and the date of termination, multiplied by the number of years between January 1 of the year of termination and the third anniversary of the change of control.

CIGNA Supplemental Pension Plan and CIGNA Supplemental Pension Plan of 2005

The CIGNA Supplemental Pension Plan provides an additional pension benefit to any employee whose CIGNA Pension Plan benefit is limited by one or more federal income tax laws. The additional benefit equals the amount by which those limits reduce the pension benefit an employee would otherwise receive under the qualified CIGNA Pension Plan.

The tax law limits in effect in 2008 were:

•	an annual limit of $185,000 on payments beginning at age 65 (the limit is actuarially reduced for payments beginning at an earlier age);

•	an annual limit of $230,000 on annual compensation that can be included in the CIGNA Pension Plan’s benefit calculations; and

•	an exclusion from eligible earnings of any compensation deferred under a nonqualified deferred compensation arrangement.

In calculating Supplemental Pension Plan benefits, the above limits are ignored; otherwise, the regular CIGNA Pension Plan formulas and other terms and conditions apply. Supplemental Pension Plan benefits are paid in the year after an employee reaches age 55 or separates from service with CIGNA, whichever is later. Benefits are ordinarily paid in a lump sum, but an employee who makes a timely election in compliance with applicable tax law may have all or part of the benefit that was earned and vested before 2005 paid in equivalent monthly installments. Supplemental Pension Plan benefits earned after 2004 are covered under the Supplemental Pension Plan of 2005, which provides for payments in a lump sum in the year following separation from service or attaining age 55, whichever is later.

All employees with compensation above the qualified plan limits, including the named executive officers, participate and earn benefits in these plans according to the same provisions of each plan. Service and earnings definitions are no different for the named executive officers and are described on page 56.

Nonqualified Deferred Compensation for Fiscal Year 2008

This table provides information about the contributions, earnings and balances of the named executive officers under CIGNA’s Deferred Compensation Plan as of and for the year ended December 31, 2008.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions in	contributions	earnings in	withdrawal/	balance at last
	last FY	in last FY	last FY	distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

H. Edward Hanway	—	—	(36,554,797)	4,757,405	29,624,164
Michael W. Bell	—	—	(3,390,461)	—	2,765,572
David M. Cordani	—	—	(185,211)	378,332	256,182
John M. Murabito	—	—	(1,160,916)	—	857,966
Carol Ann Petren	279,135	—	(40,108)	—	239,027

Nonqualified Deferred Compensation Narrative

CIGNA Deferred Compensation Plan

CIGNA credits deferred compensation with hypothetical investment earnings during the deferral period as follows:

•	Deferred cash compensation is credited with amounts that equal the gains (or losses) on the actual investment options available under the CIGNA 401(k) Plan. The 401(k) investment options include a default fixed income fund with an annual interest rate of 5.05% as of December 31, 2008, which is not considered an “above market” interest rate as that term is defined by the Securities and Exchange Commission. The fixed income fund is the only hypothetical investment option available to non-executive employees.

•	Deferred shares of CIGNA common stock are credited with amounts equal to any dividends that are paid on actual shares of CIGNA common stock. These hypothetical dividends are treated as deferred cash compensation.

Subject to limitations under Section 16 of the Securities Exchange Act of 1934 and under CIGNA’s Insider Trading policy, which prohibits trading by CIGNA’s named executive officers during blackout periods, executive officers who participate in the Deferred Compensation Plan can defer up to 100% of their base salary and annual incentive award and change their hypothetical investment allocations on deferrals once per quarter.

Generally, payments of mandatory and voluntary deferrals after 2004 will be made during one of the following periods: seven months after the named executive officer’s separation from service; July of the year following the year of an executive’s separation from service; the ninety day period beginning January 1 of the year following the year of an executive’s death; or a date specified by the officer or by CIGNA. Deferred compensation balances represent a general unsecured and unfunded obligation of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the estimated amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if the named executive officer’s employment had terminated and/or a change in control had occurred on December 31, 2008, given the named executive officer’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. All change of control benefits are double-trigger (that is, are payable only upon a change of control followed by termination of employment). The value attributable to benefits available prior to the occurrence of any termination of employment, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k), deferred compensation and pension plans are reflected in the aggregate in the tables under the heading Payments to Executive Officers Upon Any Termination. In addition, in connection with any actual termination of employment or change of control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the PRC determines appropriate.

The amounts reflected in the tables below are estimates. The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. The calculation of the hypothetical amounts paid to each of the named executive officers in the circumstances described below relies heavily on assumptions used in making the calculations. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those reported below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price, the named executive officer’s age, and specific plan terms that govern administration of payments.

For the purposes of calculating the hypothetical payment amounts, all of the actions described below assume that, except as noted below, (1) change of control and termination occur as of the last business day of 2008; (2) payments of benefits are made in lump sum on the last business day of 2008; and (3) the value of stock options would be equal to the value realized upon exercise of those options that were in-the-money on the last business day of 2008; however because the price of the Company’s common stock on December 31, 2008 was less than the exercise price of the currently outstanding options for the named executive officers, no value has been attributed to those options. However, the actual exercise date of stock options is not known and payment dates would vary because of Internal Revenue Code rules relating to deferred compensation, and because of other considerations.

Messrs. Hanway and Bell participate in Part A of the CIGNA Pension Plan. The present value of the benefit payments are determined as of the earliest payment date for the plan for all events except death (an annuity beginning immediately or age 55, if later) using a 6.25% interest rate and the RP 2000 mortality table. The amounts reflected in the tables are then the hypothetical present values as of January 2009 of these amounts discounted at 6.25%.

Messrs. Hanway and Bell also participate in Part A of the CIGNA Supplemental Pension Plans. The present value of the benefit payments are determined as of the earliest payment date for the plans for all events except death (expressed as an annuity beginning immediately or age 55, if later) at interest rates used by the Pension Benefit Guarantee Corporation. The current rate of 3.00% is used for Mr. Hanway’s calculation and the rate is assumed to be 5.00% for Mr. Bell; both use UP84 mortality table applied post-commencement only. The amounts reflected in the tables are then the hypothetical present values as of January 2009 of these amounts discounted at 6.25%.

Benefits due to the death of Messrs. Hanway or Bell are payable immediately per the terms of the CIGNA Pension Plan and the CIGNA Supplemental Pension Plans. The present value of the benefit payments are determined as described above for other events.

Mr. Cordani participates in Part B of the CIGNA Pension Plan and the CIGNA Supplemental Pension Plans. Mr. Murabito and Ms. Petren participate in Part B of the CIGNA Pension Plan and the CIGNA Supplemental Pension Plan of 2005. Part B provides a retirement benefit stated as a lump sum hypothetical account balance. The account balance as of December 31, 2008 is the amount of payout reflected in the tables.

Estimated payment amounts are rounded to the nearest thousand and represent an approximation of what the payment could potentially be.

Payments to Executive Officers upon Any Termination

Upon termination for any reason, a named executive officer would receive amounts already earned or contributed under the plans described below. In addition, Mr. Hanway is eligible for retiree medical benefits from the CIGNA Retiree Health Care Plan, which have an approximate hypothetical present value of $83,000.

•	Qualified and Supplemental Pension plans. For information about payments under the pension plans see the narrative descriptions following the Pension Benefits Table on pages 55-57.

•	Vested amounts under the 401(k) plan.

•	Contributions and earnings under the Deferred Compensation Plan. For information about payments under the Deferred Compensation Plan, see the narrative descriptions following the Nonqualified Deferred Compensation Table on page 58.

•	Vested, in-the-money options—CIGNA assumes that, under any termination scenario, a named executive officer would exercise any vested, in-the-money options; however, because the price of the Company’s common stock on December 31, 2008 was less than the exercise price of the currently outstanding options for the named executive officers, no value has been attributed to those options.

The aggregate amount of the above items is included in the “Payments to Executive Officers Upon Any Termination” in the following tables.

Hanway, H. Edward

Contingent Payments (000s)
All actions assume a 12/31/08 Termination Date

	Termination		Termination
	for Cause or	Involuntary	upon a
	Voluntary	Termination	Change of
	Termination	not for Cause	Control	Retirement	Death
	($)	($)	($)	($)	($)

Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	1,317	1,317	1,330	1,317	744
CIGNA Supplemental Pension Plan(s)	29,276	29,276	29,361	29,276	16,098
Vested 401(k) Amount	800	800	800	800	800
Deferred Compensation Plan	29,624	29,624	29,624	29,624	29,624
“In-the-money” value of exercisable stock options	—	—	—	—	—
Payments to Executive Officers Upon Any Termination	61,017	61,017	61,115	61,017	47,266

Additional Benefits and Payments
Base Salary (Severance)	—	1,155	3,465	—	—
Annual Incentive	—	3,500	10,500	3,500	—
Payment in lieu of unvested restricted stock	—	—	—	—	—
Outstanding SPUs	—	12,716	49,067	12,716	12,716
Accelerated equity vesting includes both stock options and restricted stock	—	—	—	—	—
Outplacement Services and other benefits	—	19	19	25	—
Tax Reimbursement Payment	—	—	23,370	—	—
Change of Control Benefit Cut-Back	—	—	—	—	—
Additional Benefits and Payments Subtotal	—	17,390	86,420	16,241	12,716

Total	61,017	78,407	147,536	77,258	59,982

Bell, Michael W.

Contingent Payments (000s)
All actions assume a 12/31/08 Termination Date

	Termination		Termination
	for Cause or	Involuntary	upon a
	Voluntary	Termination	Change of
	Termination	not for Cause	Control	Retirement	Death
	($)	($)	($)	($)	($)

Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	502	502	510	502	494
CIGNA Supplemental Pension Plan(s)	2,784	2,784	2,839	2,784	3,027
Vested 401(k) Amount	190	190	190	190	190
Deferred Compensation Plan	2,766	2,766	2,766	2,766	2,766
“In-the-money” value of exercisable stock options	—	—	—	—	—
Payments to Executive Officers Upon Any Termination	6,242	6,242	6,305	6,242	6,477

Additional Benefits and Payments
Base Salary (Severance)	—	640	1,920	—	—
Annual Incentive	—	800	2,850	800	—
Payment in lieu of unvested restricted stock	—	—	—	—	—
Outstanding SPUs	—	3,454	14,014	3,454	3,454
Accelerated equity vesting includes both stock options and restricted stock	—	—	—	—	—
Outplacement Services and other benefits	—	19	19	—	—
Tax Reimbursement Payment	—	—	—	—	—
Change of Control Benefit Cut-Back	—	—	(386)	—	—
Additional Benefits and Payments Subtotal	—	4,913	18,417	4,254	3,454

Total	6,242	11,155	24,722	10,496	9,931

Cordani, David M.

Contingent Payments (000s)
All actions assume a 12/31/08 Termination Date

	Termination		Termination
	for Cause or	Involuntary	upon a
	Voluntary	Termination	Change of
	Termination	not for Cause	Control	Retirement	Death
	($)	($)	($)	($)	($)

Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	179	179	229	179	179
CIGNA Supplemental Pension Plan(s)	431	431	491	431	431
Vested 401(k) Amount	288	288	288	288	288
Deferred Compensation Plan	256	256	256	256	256
“In-the-money” value of exercisable stock options	—	—	—	—	—
Payments to Executive Officers Upon Any Termination	1,154	1,154	1,264	1,154	1,154

Additional Benefits and Payments
Base Salary (Severance)	—	750	2,250	—	—
Annual Incentive	—	700	2,400	700	—
Payment in lieu of unvested restricted stock	—	—	—	—	—
Outstanding SPUs	—	4,228	18,088	4,228	4,228
Accelerated equity vesting includes both stock options and restricted stock	—	—	—	—	—
Outplacement Services and other benefits	—	19	19	—	—
Tax Reimbursement Payment	—	—	10,218	—	—
Change of Control Benefit Cut-Back	—	—	—	—	—
Additional Benefits and Payments Subtotal	—	5,697	32,975	4,928	4,228

Total	1,154	6,851	34,239	6,082	5,382

Murabito, John M.

Contingent Payments (000s)
All actions assume a 12/31/08 Termination Date

	Termination		Termination
	for Cause or	Involuntary	upon a
	Voluntary	Termination	Change of
	Termination	not for Cause	Control	Retirement	Death
	($)	($)	($)	($)	($)

Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	76	76	119	76	76
CIGNA Supplemental Pension Plan(s)	285	285	325	285	285
Vested 401(k) Amount	75	75	75	75	75
Deferred Compensation Plan	858	858	858	858	858
“In-the-money” value of exercisable stock options	—	—	—	—	—
Payments to Executive Officers Upon Any Termination	1,294	1,294	1,376	1,294	1,294

Additional Benefits and Payments
Base Salary (Severance)	—	592	1,777	—	—
Annual Incentive	—	425	1,440	425	—
Payment in lieu of unvested restricted stock	—	141	—	—	—
Outstanding SPUs	—	1,150	4,801	1,150	1,150
Accelerated equity vesting includes both stock options and restricted stock	—	—	170	170	170
Outplacement Services and other benefits	—	19	19	—	—
Tax Reimbursement Payment	—	—	—	—	—
Change of Control Benefit Cut-Back	—	—	—	—	—
Additional Benefits and Payments Subtotal	—	2,326	8,206	1,745	1,320

Total	1,294	3,620	9,582	3,038	2,613

Petren, Carol Ann

Contingent Payments (000s)
All actions assume a 12/31/08 Termination Date

	Termination		Termination
	for Cause or	Involuntary	upon a
	Voluntary	Termination	Change of
	Termination	not for Cause	Control	Retirement	Death
	($)	($)	($)	($)	($)

Payments to Executive Officers Upon Any Termination
CIGNA Pension Plan	50	50	99	50	50
CIGNA Supplemental Pension Plan(s)	158	158	183	158	158
Vested 401(k) Amount	47	47	47	47	47
Deferred Compensation Plan	239	239	239	239	239
“In-the-money” value of exercisable stock options	—	—	—	—	—
Payments to Executive Officers Upon Any Termination	494	494	568	494	494

Additional Benefits and Payments
Base Salary (Severance)	—	565	1,695	—	—
Annual Incentive	—	600	2,025	600	—
Payment in lieu of unvested restricted stock	—	45	—	—	—
Outstanding SPUs	—	1,550	6,400	1,550	1,550
Accelerated equity vesting includes both stock options and restricted stock	—	—	55	55	55
Outplacement Services and other benefits	—	19	19	—	—
Tax Reimbursement Payment	—	—	4,602	—	—
Change of Control Benefit Cut-Back	—	—	—	—	—
Additional Benefits and Payments Subtotal	—	2,779	14,796	2,204	1,604

Total	494	3,272	15,365	2,698	2,098

Termination for Cause or Voluntary Termination

Generally, a named executive officer would receive limited payments or benefits in the case of voluntary termination, or termination for cause, such as after conviction of a felony involving fraud or dishonesty directed against CIGNA. Restricted stock, unvested and vested unexercised stock options and SPUs would be forfeited or expire upon termination and generally, no annual incentive or additional base salary would be paid. Accordingly, CIGNA estimates that it would not make any payments in the event of a termination for cause or voluntary termination, other than those described under “Payments to Executive Officers upon Any Termination” above.

Involuntary Termination not for Cause

Severance benefits may be provided to named executive officers whose employment is terminated because of job elimination, permanent disability or any other reason. CIGNA does not maintain any plan or formula to determine benefits that would be provided in the event that a named executive officer was terminated not for cause. Some of the benefits, such as severance payment or payments in the amount of the value of unvested restricted stock awards, would be subject to the discretion of the PRC. The following factors are typically considered in the exercise of such discretion: length of service; the executive’s total compensation target; and the executive’s career plans following termination of employment with CIGNA.

From the range of possible decisions the PRC may make about payments and benefits, for purposes of this estimate it is assumed a named executive officer would receive as severance:

•	An amount equal to one year of base salary.

•	A pro-rated portion of that individual’s annual incentive target. The total amount of the annual incentive payout for 2008 was included in the estimate because it assumes termination at year-end.

•	A lump sum payment equal to the value of unvested restricted stock, calculated by multiplying the number of shares of restricted stock forfeited upon termination, by the average closing price (assumed to be $13.7557) over 30 trading days ending on the assumed termination date at year-end.

•	Payout of a pro-rated portion of previously awarded SPUs (unit value assumed to be target $75) based on the following formula: 33% of the 2008-2010 SPU awards, 67% of the 2007-2009 SPU awards and 100% of the 2006-2008 SPU awards, similar to what has been paid in previous instances.

Previous separation agreements with executive officers required the terminated officer to make certain promises, covenants and waivers, including those relating to non-competition and non-solicitation, in exchange for the benefits and payments provided by the Company.

In addition, each named executive officer would be entitled to receive the amounts vested under CIGNA’s pension plans, 401(k) plan, and accrued under the deferred compensation plan as well as the value of vested, in-the-money options, as described under “Payments to Executive Officers upon Any Termination” on page 60. The calculation of estimated payments assumes payment of approximately $19,000 for outplacement services.

Termination upon a Change of Control

The payments and benefits discussed are entirely hypothetical and contingent in nature. However, if a change of control were to occur, executive officers who are terminated (other than as the result of conviction of a felony involving fraud or dishonesty directed against CIGNA) within two years after a change of control would receive the following payment or benefits:

•	a payment equal to 156 weeks of pay, at the base salary rate in effect at termination and the calculation is based upon weekly base salary rates.

•	a payment equal to three times the greater of the last annual incentive payment actually made or the amount of the annual incentive target applicable to the employee under the applicable annual incentive plan immediately before the change of control.

•	a payment equal to the number of outstanding SPUs multiplied by, the greatest of: the target value ($75); the value for a unit paid in the preceding twelve-month period ($200); or the average of the unit values for the last two unit payments ($168.745).

In addition, and only upon termination within two years after a change of control, restrictions on restricted stock awards would lapse. The vesting of any unvested stock options would be accelerated and the stock options would become exercisable at such termination and would expire on the earlier of the original expiration date or three months from the termination date.

For a three-year period following a change of control of CIGNA, the CIGNA Pension Plan cannot be terminated, or benefit accruals reduced. If Part A were to be terminated in the fourth or fifth year following a change of control, additional benefits would be provided to participants, including an immediate 10% increase to persons receiving benefits and an annual 3% increase in benefits beginning at age 65. In addition, participants in Part A and Part B who are terminated, other than for cause, within three years following a change of control would receive certain benefits. Participants in Part A would receive up to three years of additional credited service and a floor amount of final average earnings based on their level of earnings when a change of control occurred. Participants in Part B would receive a special benefit credit for the year of termination equal to between 3% and 8.5% of the highest base salary in effect at any time between the date of the change of control and the date of termination, multiplied by the number of years between January 1 of the year they terminate employment and the third anniversary of the change of control. The calculation of estimated payments assumes payment of approximately $19,000 for outplacement services. In addition, under certain conditions (described below) the named executive officers are eligible to receive a tax gross up payment for the excise tax imposed on the officer as a result of the payments received upon change of control. Specifically, the excise tax gross-up will be paid only if the total of an executive’s payments subject to the excise tax exceeds the payment cap that triggers the tax by more than 10%. If the payments exceed the cap by less than 10%, they will be cut back to the level of the payment cap to avoid application of the tax. Mr. Bell’s hypothetical termination upon change of control payment reflects the application of the cut back. In this scenario, the cut back would have saved the Company $6,596,000, reflecting the tax gross up payment for the excise tax that would have been imposed without the existence of a cut back provision. The calculation of the excise tax and associated tax reimbursement assumes that unvested stock options are cashed out and the associated tax reimbursement assumes applicable state, local and federal tax rates, net of federal tax deduction available for state and local taxes. In addition, each named executive officer would be entitled to receive the amounts vested under CIGNA’s pension plans, 401(k) plan, and accrued under the deferred compensation plan as well as the value of vested, in-the-money options, as described under “Payments to Executive Officers upon Any Termination” on page 60. If within two years after a change of control, any of the changes described in the next sentence affect an executive level employee, and he or she then resigns following written notification to CIGNA, the resignation will be treated as a termination upon a change of control. The covered changes are any reduction in compensation; any material reduction in authority, duties or responsibilities; or a relocation of the executive’s office more than 35 miles from its location on the date of the change of control.

Retirement

Upon retirement, the amount of any benefits or payments to a named executive officer is subject to the discretion of the PRC and/or the terms of any agreement executed by the Company and the retiring named executive officer that has been approved by the PRC. From the range of possible decisions the PRC may make about payments and benefits, for purposes of this estimate it is assumed a named executive officer would receive:

•	A pro-rated portion of that individual’s annual incentive target. The calculation includes the total annual incentive target for 2008 because the estimate assumes termination at year-end.

•	Payout of a pro-rated portion of previously awarded SPUs based upon the following formula: 33% of the 2008-2010 SPU awards; 67% of the 2007-2009 SPU; awards and 100% of the 2006-2008 SPU awards. The value shown for each named executive officer represents the target value ($75), however, actual value would be determined at the end of each performance period.

•	Accelerated vesting of any unvested stock options that become exercisable at retirement and expire on the original expiration date, for which the calculation assumes the gain on in-the-money exercisable options.

•	Restrictions on restricted stock awards would lapse upon retirement with the PRC’s approval.

For the Chief Executive Officer, the calculation includes the incremental cost of providing office space and administrative assistance for one year, which is estimated to be approximately $20,000, and alarm maintenance for five years, which is estimated to be approximately $5,000. In addition, each named executive officer would be entitled to receive the amounts vested under CIGNA’s pension plans, 401(k) plan, and accrued under the deferred compensation plan as well as the value of vested, in-the-money options, as described under “Payments to Executive Officers upon Any Termination” on page 60.

Death

If a named executive officer dies while still an active employee, certain benefits are available to that individual’s estate or surviving spouse. Payment of the outstanding SPU awards is subject to the discretion of the PRC. In accordance with past practice, the estimates assume that the named executive officer’s estate or the surviving spouse would receive payment of a prorated portion of the SPUs based upon the following formula: 33% of the 2008-2010 SPU awards; 67% of the 2007-2009 SPU awards; and 100% of the 2006-2008 SPU awards. The value shown for each named executive officer represents the target value ($75), however, actual value would be determined at the end of each performance period. Restrictions on restricted stock awards would lapse upon death. In addition, vesting of any unvested stock options would be accelerated and the stock option would become exercisable at termination and expire on the original expiration date. However, because the price of the Company’s stock on December 31, 2008 was less than the exercise price of the currently outstanding options for the named executive officers, no value has been attributed to those options. The calculation of the pension plan payouts includes the amount of an estimated survivor benefit which, along with other factors is based upon the age of the deceased officer’s spouse. In addition, each named executive officer’s estate would be entitled to receive the amounts accrued under CIGNA’s pension plans, 401(k) plan, and the deferred compensation plan as well as the value of vested, in-the-money options, as described under “Payments to Executive Officers upon Any Termination” on page 60. In the event of death before employment termination for a participant in Part A of CIGNA’s pension plan, payments to a surviving spouse are different, and frequently less, than the payments described under “Payments to Executive Officers Upon Any Termination.” For this reason, the estimated payments in the tables for Messrs. Hanway and Bell have been adjusted to reflect reduced pension payment amounts to surviving spouses and the estimated payments in the tables for Messrs. Hanway and Bell have been adjusted to reflect an earlier commencement date.

STOCK HELD BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table provides information as of January 31, 2009 regarding the amount of CIGNA common stock beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table (named executive officers) and the amount of CIGNA common stock beneficially owned by the directors, nominees and named executive officers as a group. In general, “beneficial ownership” includes those shares a director, nominee or executive officer has the power to vote or transfer (even if another person is the record owner), and stock options that are exercisable currently or that become exercisable within 60 days.

	Amount and Nature of
Name	Beneficial Ownership(1)	Percent of Class

Directors and Nominees
Robert H. Campbell	4,261	*
H. Edward Hanway	3,473,317	1.3%
Isaiah Harris, Jr.	—	*
Jane E. Henney, M.D.	—	*
Peter N. Larson	3,500	*
Roman Martinez, IV	3,000	*
John M. Partridge	—	*
James E. Rogers	—	*
Carol Cox Wait	—	*
Eric C. Wiseman	—	*
Donna F. Zarcone	2,000	*
William D. Zollars	—	*
Named Executive Officers
Michael W. Bell	397,030	*
David M. Cordani	328,722	*
John M. Murabito	191,606	*
Carol Ann Petren	61,086	*
All Directors, Nominees and Executive Officers as a group including those named above (19 Persons)	4,656,690	1.7%

(1)	Includes:

•	shares of restricted common stock in the amount of 10,216 for Mr. Murabito; and 3,297 for Ms. Petren;

•	shares acquirable within 60 days of January 31, 2009 by exercising vested stock options in the amount of 2,419,912 for Mr. Hanway; 328,265 for Mr. Bell; 268,762 for Mr. Cordani; 93,146 for Mr. Murabito; and 41,874 for Ms. Petren; and an aggregate of 78,125 for other executive officers; and

•	holdings in CIGNA Stock Funds of 401(k) Plans in the amount of 1,580 for Mr. Hanway; 9,964 for Mr. Bell; 1,483 for Mr. Cordani; 1,865 for Mr. Murabito; and 126 for Ms. Petren.

Additional Information about Stock Held by Directors and Executive Officers

Directors, nominees, and named executive officers as a group beneficially own approximately 1.7% of the outstanding common stock. These beneficial ownership percentages do not include any common stock equivalents and are based on 271,037,887 shares of common stock outstanding on January 31, 2009.

On January 31, 2009, the CIGNA Stock Funds of CIGNA’s two 401(k) plans for employees held a total of 9,319,790 shares, or approximately 3.44% of the outstanding common stock on that date. A CIGNA management advisory committee determines how the shares held in the CIGNA Stock Funds will be voted only to the extent the plan’s individual participants do not give voting instructions.

The directors and named executive officers control the voting and investment of all shares of common stock they own beneficially.

Largest Security Holders

This table lists one shareholder that filed a Schedule 13G indicating that it beneficially owned more than five percent of CIGNA’s common stock as of December 31, 2008. We prepared the table using information from the Schedule 13G filed by the beneficial owner.

	Amount and Nature of
	Beneficial Ownership	Percent of Class
Name and Address of Beneficial Owner	as of 12/31/2008	as of 12/31/2008

Wellington Management Company, LLP 75 State Street Boston, MA 02109	15,267,274	5.62%

Wellington Management Company, LLP reported on a Schedule 13G filed on February 17, 2009, that it held these shares clients in its capacity as investment adviser. These clients have the right to receive dividends and any proceeds from the sale of these shares. Wellington Management Company, LLP reported it does not have sole power to vote or direct to vote any of these shares; has shared power to vote or to direct to vote 3,698,084 of these shares; and has sole dispositive power for 15,237,874 of these shares. Wellington Management Company, LLP reported to the Securities Exchange Commission that it acquired its shares in the ordinary course of business with no intention of influencing control of CIGNA.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CIGNA’s directors and executive officers are required to file reports of their holdings and transactions in CIGNA securities with the Securities and Exchange Commission. Based on our records and representations from our executive officers and directors, the Company believes that all reports due in 2008 were filed as required, except that, due to administrative error: (1) a Form 4 was not filed within the required period to report the acquisition of common stock by Mses. Petren and Rohan and Mr. Woeller on April 22, 2008, pursuant to the CIGNA Long-Term Incentive Plan; (2) a Form 4 was not filed within the required period to report the disposition of units of phantom stock paid in cash to Mr. Cordani, pursuant to the CIGNA Deferred Compensation Plan; and (3) a Form 4 was not filed within the required period to report an award of restricted stock grants and options to Mr. Atwell on November 3, 2008, pursuant to the CIGNA Long-Term Incentive Plan. Late Forms 4 were promptly filed to report these transactions when the errors were discovered.

HOUSEHOLDING

If you and other residents at your mailing address own shares of CIGNA stock in “street name,” your broker or bank should have notified you that your household will receive only one proxy statement and annual report for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Your broker or bank will send one copy of our proxy statement and annual report to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card. Householding benefits both you and CIGNA because it reduces the volume of duplicate information received at your household and helps CIGNA reduce expenses and conserve natural resources.

If you would like to receive your own set of CIGNA’s annual report and proxy statement in the future, or if you share an address with another CIGNA shareholder and together both of you would like to receive only a single set of CIGNA annual disclosure documents, please contact Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call them at 800.542.1061. The request must be made by each person in the household. Be sure to indicate your name, the name of your brokerage firm or bank, and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s proxy statement or our annual report, we will send a copy to you if you address a written request to CIGNA Corporation, Shareholder Services, 1601 Chestnut Street, TL18, Philadelphia, PA 19192-1550.

2010 ANNUAL MEETING

The 2010 Annual Meeting will be held Wednesday, April 28, 2010, at a time and location to be announced later. The Board may change this date in its discretion.

ABOUT SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2010 ANNUAL MEETING

If you intend for your proposal to be included in next year’s proxy statement pursuant to the Securities and Exchange Commission Rule 14a-8, you must send it to the Corporate Secretary by the close of business on Thursday, November 19, 2009. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement if it does not satisfy the standards set forth in the rules of the Securities and Exchange Commission.

If you want to present your proposal at the 2010 annual meeting, but are not proposing it pursuant to Securities and Exchange Commission Rule 14a-8, your proposal must be received by the close of business on Thursday, January 28, 2010 and must satisfy the requirements set forth in Article II, Section 12 of CIGNA’s By-laws. Any shareholder who wishes to introduce a proposal should consult CIGNA’s By-laws and applicable proxy rules of the Securities and Exchange Commission.

If you would like to nominate a candidate for director at the 2010 annual meeting, you must notify the Corporate Secretary by the close of business on Thursday, January 28, 2010. The notice must include certain information, specified in CIGNA’s By-laws, about you and your nominee(s). Each nominee must also provide the Corporate Secretary with written consent to serve if elected and a written statement indicating whether the nominee intends to tender an irrevocable resignation effective upon failure to receive the required number of votes for election or reelection. If you would like to make suggestions for Board nominees to the Corporate Governance Committee of the Board of Directors (CGC), those suggestions should be submitted by Thursday, October 1, 2009 to ensure consideration by the CGC for the 2010 annual meeting.

NICOLE S. JONES, Corporate Secretary

Survey Data

Head of Human Resources and Top Administration Executive

Survey	Benchmarks	Participants

Hewitt TCM Financial Services Executive Total Compensation	Administration	The survey includes financial services companies, representing primarily the insurance, diversified financial and banking sectors. Life and health participants include, but are not limited to, Aetna, AFLAC, AIG, Blue Cross & Blue Shield of Florida, Blue Cross & Blue Shield of Arizona, CareFirst, Coventry, Cuna Mutual, Humana, Kaiser Permanente, MetLife, New York Life, Protective, Swiss Re, UnitedHealth Group and Wellpoint.

Hewitt TCM Executive Total Compensation - All Industry	Human Resources	This survey provides total compensation data for General Industry and Retail executives in such organizations as AT&T, Bristol-Myers Squibb, Campbell, Coca-Cola, Deliotte, FedEx, General Motors, Hershey, International Paper, JC Penney, Medco Health Solutions, Nike, Pfizer, Tenet Healthcare, Viacom, Waste Management and Yum!Brand.

Mercer US Global Premium Executive Renumeration Suite - Fortune 500 Organizations	Top Human Resources Management Executive	Health and medical participants include AFLAC, Aetna, Coventry Health Care, Express Scripts, Guardian, HCA, Health Net, Humana, Kindred Healthcare, Principal Financial, Quest Diagnostics, Tenet Healthcare, UnitedHealth Group and Wellpoint.

Mercer US Global Premium Executive Renumeration Suite - Fortune 500 Organizations	Top Administrative Executive	Participants represent Fortune 500 Corporations and those publicly traded organizations with corporate revenues between $10 and $20 billion. Participants include, but not limited to, Air Products, American Airlines, Baxter, Colgate Palmolive, Corporate Express, Gap, International Paper, Kellogg, Kimberly Clark, Marriott, RR Donnelly, Sara Lee, Staples, Textron, Waste Management and Whirlpool.

Towers Perrin General Industry Executive Database	Top Administration Executive (Major Functions) Top Human Resources Executive	Includes over 780 participants across all industries. Participants with global corporate revenues between $10 and $20 billion include, but not limited to, Air Products, ARAMARK, Bristol-Myers Squibb, Emerson, General Mills, International Paper, Kellogg, Marriott, Nike, Qwest Communications, Rohm&Haas, Schering-Plough, Starbucks, Texas Instruments, Tyco, Union Pacific, Viacom and Xerox.

A-1

General Counsel

Survey	Benchmarks	Participants

Hewitt TCM Financial Services Executive Total Compensation	Law	The survey includes financial services companies, representing primarily the insurance, diversified financial and banking sectors. Life and health participants include, but are not limited to, Aetna, AFLAC, AIG, Blue Cross & Blue Shield of Florida, Blue Cross & Blue Shield of Arizona, CareFirst, Coventry, Cuna Mutual, Humana, Kaiser Permanente, MetLife, New York Life, Protective, Swiss Re, UnitedHealth Group and Wellpoint.

Hewitt TCM Executive Total Compensation - All Industry	Law	This survey provides total compensation data for General Industry and Retail executives in such organizations as AT&T, Bristol-Myers Squibb, Campbell, Coca-Cola, Deliotte, FedEx, General Motors, Hershey, International Paper, JC Penney, Medco Health Solutions, Nike, Pfizer, Tenet Healthcare, Viacom, Waste Management and Yum!Brand.

Hildebrandt Law Department Survey	Chief Legal Officer	This is a survey of corporate law department compensation and includes 174 participants across industries, including health insurance and Fortune 100 companies. Participants with corporate revenue between $10 and $20 billion include, but are not limited to, AstraZeneca, Air Products, BASF, Duke Energy, Exelon, General Mills, Health Care Services, Kimberly Clark, Sony, Time Warner and Xerox.

Loma Executive Compensation Survey	Top Legal Executive	Participants included 105 life, health and financial services companies. Companies with assets greater than $30 billion include, but are not limited to, Aetna, Allstate, AIG, AXA Equitable, Conseco, Great West Life, Guardian, Hartford, HSBC, ING, Lincoln National, MetLife, Nationwide, New York Life, Principal Financial, Prudential, State Farm, Sun Life, Swiss Re and Unum.

Mercer US Global Premium Executive Renumeration Suite -Fortune 500 Organizations	Top Legal Executive/General Counsel	Health and medical participants include AFLAC, Aetna, Coventry Health Care, Express Scripts, Guardian, HCA, Health Net, Humana, Kindred Healthcare, Principal Financial, Quest Diagnostics, Tenet Healthcare, UnitedHealth Group and Wellpoint.

Mercer Integrated Health Networks Compensation - Health Plan Executives	Top Legal Executive	Eighty two (82) health care companies participate in this survey including, but not limited to, Aetna, Blue Shield of California, CareFirst, Coventry, Health Net, Health Partners, Highmark, Humana, Independence Blue Cross, Kaiser Permanente, Magellan Health Services, Medco Health Solutions, Regence Group, Sierra, UnitedHealth Group, ValueOption, Wellmark, and Wellpoint.

A-2

Driving Directions to Annual Meeting

From the North via 1-95 South:

•	From South 1-95 follow signs to I-676. Take 676 to the Broad Street exit, which will put you on 15th Street. Turn left onto Race Street, then right onto Broad. The Academy is one block down on the right.

From the South via 1-95 North and I-76 (Schuylkill Expressway):

•	From I-95 North follow signs to I-76 West (Schuylkill Expressway). Follow 76 West, and exit at I-676/Central Philadelphia. Take 676 to the Broad Street exit, which will put you on 15th Street. Turn left onto Race Street, then turn right onto Broad. The Academy is one block down on the right.

From New Jersey via the Ben Franklin and Vine Street:

•	After crossing the bridge, you will be on Vine Street. Continue on Vine until it intersects with Broad Street. Turn left onto Broad and the Academy is one block down on the right.

From New Jersey via the Walt Whitman Bridge:

•	From the bridge follow I-76 West (Schuylkill Expressway). Follow signs for Central Philadelphia and I-676. Take the exit for I-676 and follow it until the Broad Street exit, which will put you on 15th Street. Turn left onto Race Street, then turn right onto Broad Street. The Academy is one block down on the right.

From the Pennsylvania Turnpike:

•	Take exit 362 (Valley Forge) from the turnpike. Follow the signs to Philadelphia and Route I-76 East. Continue on I-76 (Schuylkill Expressway) following signs for I-676/Central Phila. (It will be the left-hand fork). Continue on 676 until the Broad Street Exit, which will put you on 15th Street. Turn left onto Race Street, then turn right onto Broad Street. The Academy is one block down on the right.

From the New Jersey Turnpike:

•	Take the New Jersey Turnpike to Exit 4. Take Route 73 West/North, about one mile, to Route 38 West (follow signs to Camden). From 38 follow signs to Route30/Philadelphia/Ben Franklin Bridge. Upon crossing the bridge you will be on Vine Street. Continue on Vine Street in the right hand lanes. Turn left onto Broad Street and the Academy is about two blocks down on the right.

This proxy, when properly marked, signed, dated and returned, will be voted in the manner indicated below by the shareholder and in the discretion of the proxies upon such other matters as may properly come before the meeting. IF THIS PROXY CARD IS SIGNED AND RETURNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Please mark your votes as indicated in this example	☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors – to elect four directors
01 H. Edward Hanway	☐	☐	☐

02 John M. Partridge	☐	☐	☐

03 James E. Rogers	☐	☐	☐

04 Eric C. Wiseman	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. Ratification of Appointment of PricewaterhouseCoopers LLP as CIGNA’s Independent Registered Public Accounting Firm for 2009	☐	☐	☐

Mark here if you would like your voting instructions to be confidential pursuant to the procedures on confidential voting described in the Proxy Statement. Marking this box will not absolve you of any independent fiduciary or other legal obligation to report how you voted nor prevent the inspectors from disclosing your vote if required by law or if otherwise permitted by the procedures.
☐

Voting Instructions for positions held in the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan will be kept confidential.

Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

Signature	Signature	Date

Please sign exactly as your name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING;
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

CIGNA Corporation

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
If you plan to attend the Annual Meeting, please bring the admission ticket printed on the reverse side.

INTERNET
http://www.proxyvoting.com/ci
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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P R O X Y
PROXY/VOTING INSTRUCTION CARD
CIGNA CORPORATION
THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
          The undersigned hereby constitutes and appoints Nicole S. Jones, Corporate Secretary, Danthu T. Phan, Assistant Corporate Secretary, and Lindsay K. Blackwood, Assistant Corporate Secretary or any of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and vote all shares of the Corporation held of record by the undersigned on February 27, 2009 and all of the shares as to which the undersigned then had the right to give voting instruction to the record holder (trustee) under the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan, at the Annual Meeting of Shareholders, to be held at the Pennsylvania Academy of Fine Arts, Samuel M.V. Hamilton Auditorium, 118-128 North Broad Street, Philadelphia, Pennsylvania, on April 22, 2009, at 3:30 p.m. or at any postponement or adjournment thereof, on the matters set forth below:
           1. Election of Directors, nominees for terms expiring April 2012: 01 H. Edward Hanway, 02 John M. Partridge, 03 James E. Rogers and 04 Eric C. Wiseman.
           2. Ratification of Appointment of PricewaterhouseCoopers LLP as CIGNA’S Independent Registered Public Accounting firm for 2009.
           In their discretion, upon such other matters as may properly come before the meeting.
           You are encouraged to specify your choices by marking the appropriate selections (either on this card or electronically), but you need not specify any choices if you wish to vote in accordance with the Board of Directors’ recommendations, so long as you submit your proxy.
           If you use this card to vote, you must sign it on the reverse side in order for your vote to be counted.

SEE REVERSE SIDE
BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

Bring this admission ticket with you to the meeting on April 22, 2009. Do not mail.

ADMISSION TICKET

CIGNA Corporation 2009 Annual Meeting of Shareholders

April 22, 2009

3:30 pm Local Time

Pennsylvania Academy of Fine Arts

Samuel M.V. Hamilton Auditorium

118-128 North Broad Street

Philadelphia, Pennsylvania
Please bring a valid photo ID to be admitted to the meeting. In addition, if you own shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee with you to the meeting so that we can verify your ownership of common stock.
Please note: no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Samuel M.V. Hamilton Auditorium.
43448